Asset Purchase Agreement Dated as of September 29, 2008 By And Between Novolyte Technologies LP on the one hand and Ferro Corporation on the other hand

Table of Contents

Page

Asset Purchase Agreement		1
Recitals		1
Terms and Conditions		1
Article 1 — General Provisions
1.1	Definitions
1.2	Construction
Article 2 — Purchase and Sale
2.1	Transaction
2.2	Acquired Assets

(A) Specified Acquired Assets
(B) Other Acquired Assets

2.3 2.4 2.5 2.6 2.7	Retained Assets Assumed Liabilities Retained Liabilities Purchase Price Adjustment

(A) Closing Adjustments.

(1)	Closing Date Certificate

(2)	No Notice of Objection

(3)	Notice of Objection

(B) Post Closing Adjustments.

(1)	Closing Statement

(2)	Ferro’s Review

(3)	Informal Negotiations

(4)	Dispute Resolution

(5)	Working Capital Collar

(6)	Closing Working Capital

(7)	Amount of Adjustment

2.8 Payment of Purchase Price
2.9 Method of Payment

(A) Directed Payments
(B) Other Payments

2.10	Allocation of Consideration
Article 3 — Actions Before Closing
3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12	Access to Records
Interim Conduct of the Fine Chemicals Business
Novolyte’s Approval of Certain Transactions
Negotiation of Other Agreements
Consents
Coordination of Public Announcements
Regulatory Approvals
Novolyte’s Financing
Exclusivity
Contact with Certain Employees
Contact with Customers
Contact with Suppliers
Article 4 — Conditions
4.1 4.2 4.3 Article 5 — Closing 5.1 5.2 5.3 5.4 5.5	Conditions to Novolyte’s Obligations
Conditions to Ferro’s Obligations
Parties’ Best Commercial Efforts

The Closing
Date, Time, and Place of Closing
Novolyte’s Obligations
Ferro’s Obligations
U.S. Real Estate Conveyance

(A) Title Commitments, Title Policy and Surveys
(B) Title Company
(C) Deed
(D) Instructions
(E) Confirmation

Article 6 — Actions After Closing
6.1 6.2 6.3 6.4 6.5	Suzhou Equity Transfer and Local Formalities Further Conveyances Further Consents Accounting Reports Non-Competition; Non-Solicitation.

(A) Generally
(B) Additional Agreements if Suzhou Equity Transfer Is Not Consummated
(C) Relief and Other Matters

6.6 6.7 6.8 6.9	Access to Former Business Records Access to Former Employees Insurance Coverage Trade Accounts Receivable/Collections
Article 7 — Representations and Warranties
7.1	Ferro’s Representations and Warranties Generally

(A) Organization and Existence
(B) Capitalization of Ferro Suzhou
(C) Power and Authority
(D) Authorization
(E) Binding Effect
(F) No Default
(G) Finders
(H) HSR Act

7.2 Representations and Warranties Concerning the Fine Chemicals Business

(A) Organization
(B) Financial Statements
(C) Inventories
(D) Trade Accounts Receivable
(E) Trade Accounts Payable
(F) Real Property
(G) Tangible Personal Property
(H) Intellectual Property
(I) Indebtedness
(J) Litigation
(K) Contracts and Commitments
(L) Employees and Employee Benefits
(M) Compliance with Environmental Laws
(N) Compliance with Health and Safety Laws
(O) Compliance with Other Laws
(P) Taxes
(Q) Insurance
(R) No Material Events
(S) Acquired Assets
(T) Undisclosed Liabilities
(U) Suppliers
(V) Customers

7.3 Novolyte’s Representations and Warranties

(A) Organization and Existence
(B) Power and Authority
(C) Authorization
(D) Binding Effect
(E) No Default
(F) Finders
(G) Novolyte’s Financing Plan
(H) Hart Scott Rodino

7.4 7.5	Meaning of “Ferro’s Knowledge” Disclaimer
Article 8 — Specific Obligations
8.1	Employee Obligations

(A) Employment
(B) Terms of Employment
(C) Pay and Benefits
(D) Severance and Bonuses
(E) Non-Interference
(F) Third Party Beneficiaries.

8.2 Environmental Obligations

(A) Identified Environmental Matters
(B) Unknown Environmental Matters.

(1)	Environmental Investigations and Testing

(2)	Procedure

(3)	Responsibilities

(4)	Limitations

(C) Novolyte’s Sole Responsibilities

8.3 8.4 8.5	Novolyte’s Sole Remedy Disclosure Schedules Updates. Coordination of Public Announcements After the Closing
Article 9 — Indemnification
9.1 9.2 9.3	Indemnification of Ferro Indemnification of Novolyte Claims

(A) Notice
(B) Responsibility for Defense
(C) Right to Participate
(D) Settlement
(E) Tax Claims

9.4 9.5 9.6 9.7 9.8 9.9 9.10	Disputed Responsibility Quantum Limitation on Indemnification Time Limitation on Indemnification Actual Amount Materiality Exclusive Remedies Indemnity Payments as Adjustments
Article 10 — Dispute Resolution
10.1 10.2 10.3	Dispute Notice Informal Negotiations Dispute Resolution Proceedings

(A) Designation of Representatives
(B) Selection of Neutral
(C) Procedures and Process
(D) Decision

10.4Equitable Relief 10.5Binding Effect
Article 11 -	- Amendment, Waiver and Termination
11.1Amendment 11.2Waiver 11.3Termination
11.4Effect of Termination
Article 12 - 12.1Severability	- Miscellaneous
12.2Costs and Expenses
12.3Notices 12.4Assignment 12.5No Third Parties
12.6Incorporation by Reference
12.7Governing Law 12.8Bulk Sales 12.9Counterparts
12.10Complete Agreement
12.11Disclosure Schedules

Appendices
Appendix A
Appendix A-1-
Appendix B
Appendix C
Appendix D
Appendix E
Appendix F
Appendix G
Appendix H
Appendix I
Appendix J
Appendix K
Appendix L
Appendix M
Appendix N
Appendix O
Appendix P
Appendix Q
Appendix R-1-
Appendix R-2-
Appendix S
Appendix T
Appendix U
Appendix V
Appendix W
Appendix X
Appendix Y
- Products - - - - - - - - - - - - - - - - Identified Environmen Unknown Environmental - - - - - - -
Definitions

Specified Acquired Assets
Retained Assets
Retained Liabilities
Calculation of Working Capital Collar
Accounting Principles
Escrow Agreement
Intentionally Omitted
Other Agreements
Documents to Be Delivered by Ferro at the Closing
Documents to Be Delivered by Novolyte at the Closing
Suzhou Equity Transfer Agreement
Contents of the Fine Chemicals Business Disclosure Schedule
Due Diligence Certifications
Excluded Employees and Employees Retired or Terminated
Since April 14, 2008
Employees
Employee Benefit and Welfare Plans
tal Matters
Matters
Unconditional Guarantee
PAD (Baton Rouge) Tolling Agreement
Walton Hills Tolling Agreement
Management and Transition Service Agreement
Material Terms of U.S. Transition Service Agreement
Material Terms of U.S. Transition Service Agreement
Required Consents

Asset Purchase Agreement

This Asset Purchase Agreement (this “Purchase Agreement”) is dated as of September 29, 2008, and is by and between:

Novolyte Technologies LP (“Novolyte”), a Delaware limited partnership, on the one hand,

- and -

Ferro Corporation (“Ferro”), an Ohio corporation, on the other hand.

Recitals

A.	Ferro owns 100% of the equity interest (the “Suzhou Equity Interest”) of Ferro (Suzhou) Energy Storage Materials Co. Ltd. (“Ferro Suzhou”), a wholly owned foreign enterprise established under the applicable laws and regulations of the People’s Republic of China (the “P.R.C.”), having its legal address at No. 15 Suhong East Road, Suzhou Industrial Park, Suzhou City, Jiangsu Province, P.R.C.

B.	Ferro and Ferro Suzhou are engaged in the worldwide business (as currently conducted by each of Ferro and Ferro Suzhou, the “Fine Chemicals Business”) of designing, developing, formulating, manufacturing, marketing and selling the products listed on Appendix A-1 to this Agreement (the “Products”).

C.	Novolyte desires to purchase from Ferro, and Ferro desires to sell to Novolyte, the Fine Chemicals Business on and subject to the terms and conditions of this Purchase Agreement.

D.	Simultaneously with the Closing of this Purchase Agreement, Ferro and Novolyte or its assignee are entering into that certain Suzhou Equity Transfer Agreement, the form of which is attached as Appendix L (the “Suzhou Equity Transfer Agreement”), which Suzhou Equity Transfer Agreement will be filed after the Closing pursuant to the terms thereof with the appropriate governmental authorities in the P.R.C. in order to obtain approval of the transfer and sale of the Suzhou Equity Interest to Novolyte (the “Suzhou Equity Transfer”)

Terms and Conditions

In consideration of the matters recited above and of other good and valuable consideration, and intending to be legally bound by this Purchase Agreement, Novolyte and Ferro hereby agree as follows:

Article 1 — - General Provisions

1.1	Definitions. Appendix A sets forth the definitions of certain terms used in this Purchase Agreement. Those terms shall have the meanings set forth on Appendix A where used in this Purchase Agreement and identified with initial capital letters.

1.2	Construction. For purposes of this Purchase Agreement, except where the context otherwise requires —

(A)	The term “parties” means Novolyte and Ferro.

(B)	The term “person” includes any natural person, firm, association, partnership, corporation, limited liability company, limited liability partnership, governmental agency, or other entity.

(C)	The term “today” means September 29, 2008.

(D)	All currency amounts stated in this Purchase Agreement are in United States Dollars.

(E)	References to “days” mean calendar days. (If, however, an action or obligation is due to be undertaken by or on a day other than a business day, i.e., a Saturday, Sunday, or public holiday, in the United States, then that action or obligation will be deemed to be due on the next following business day.)

(F)	When introducing a series of items, the term “including” is not intended to limit the more general description that precedes the items listed.

(G)	The Table of Contents and the headings of the Articles and Sections are included for convenience of reference only and are not intended to affect the meaning of the operative provisions to which they relate.

Article 2 Purchase and Sale
2.1	Transaction. On and subject to the terms and conditions of this Purchase Agreement,

(A)	At the Closing and except as otherwise contemplated by the Suzhou Equity Transfer Agreement, Novolyte will purchase from Ferro, and Ferro will sell, transfer, and assign to Novolyte, Ownership of all of the Acquired Assets (as defined in Section 2.2);

(B)	At the Closing and except as otherwise contemplated by the Suzhou Equity Transfer Agreement, Novolyte will assume and become directly and solely responsible for the payment or discharge of all of the Assumed Liabilities (as defined in Section 2.4);

(C)	Novolyte will pay Ferro the Purchase Price as provided in Section 2.8.

Notwithstanding such transaction, Ferro will retain the Retained Assets (as defined in Section 2.3) and the Retained Liabilities (as defined in Section 2.5).

2.2	Acquired Assets. For purposes of this Purchase Agreement and except as otherwise set forth in Section 2.3, the term “Acquired Assets” means all of Ferro’s rights, title, and interest in and to the Specified Acquired Assets (as defined in Section 2.2(A)), as well as all of Ferro’s rights, title, and interest in and to those assets used primarily in Ferro’s conduct of the Fine Chemicals Business and described in Section 2.2(B) hereof, as the same shall exist as of the Closing, as follows:

(A)	Specified Acquired Assets. The Acquired Assets include all of Ferro’s rights, title and interest in and to the following specified assets (the “Specified Acquired Assets”):

(1)	All registered Intellectual Property Owned or used by Ferro and its Affiliates primarily related to the Fine Chemicals Business as more specifically described in Part H of Appendix M hereto, together with the Intellectual Property described on Appendix B hereto (“Acquired Intellectual Property”);

(2)	The assets located at The Posnick Center of Innovative Technology, 7500 East Pleasant Valley Road, Independence, Ohio 44131 (the “Posnick Location”) specifically listed on Appendix B hereto (the “Acquired Posnick Assets”);

(3)	The assets located at 7061 East Pleasant Valley Road, Independence, Ohio 44141 (the “Independence Woods Location”) specifically listed on Appendix B hereto (the “Acquired Independence Woods Assets”);

(4)	The assets of Ferro Japan K.K. (“Ferro Japan”) located at 8F, House Hamamatsu-cho Bldg., 2-7-1 Hamamatsu-cho, Minato-ku, Tokyo 105-0013 Japan (the “Japanese Location”) specifically listed on Appendix B hereto (the “Acquired Japanese Assets”);

(5)	The assets located at 7050 Krick Road, Walton Hills, OH 44146-4494 (the “Walton Hills Location”) specifically listed on Appendix B hereto (the “Acquired Walton Hills Assets”);

(6)	The Suzhou Equity Interest; and

(7)	Except as otherwise described in Section 2.3, all assets located at the Baton Rouge Location.

(B)	Other Acquired Assets. In addition to the Specified Acquired Assets, the Acquired Assets include all of Ferro’s rights, title, and interest in and to those assets used primarily in Ferro’s conduct of the Fine Chemicals Business and described in this Section 2.2(B) hereof, including without limitation:

(1)	All Acquired Trade Accounts Receivable;

(2)	All Acquired Inventories;

(3)	All Acquired Prepaid Items;

(4)	All Acquired Tangible Personal Property;

(5)	All Acquired Real Property;

(6)	So far as they can be or are lawfully assigned, transferred to, or held in trust for Novolyte, all Acquired Contracts, Acquired Leases, Acquired Licenses, and Acquired Permits;

(7)	All Acquired Third-Party Claims;

(8)	To the extent not attorney-client privileged, all Acquired Business Records;

(9)	The Inventories and Trade Accounts Receivable of Ferro Belgium Sprl (“Ferro Belgium”) exclusively related to the Fine Chemicals Business and the Business Records exclusively related to the Inventories, Trade Accounts Receivable and Trade Accounts Payable of Ferro Belgium; and

(10)	All claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) of Ferro with respect to any of the Acquired Assets or Assumed Liabilities.

2.3	Retained Assets. For purposes of this Purchase Agreement, the term “Retained Assets” means the following rights, properties, and assets as the same shall exist as of the Closing:

(A)	All Cash;

(B)	All rights, properties, and assets of Ferro that are used primarily in any business or businesses other than the Fine Chemicals Business;

(C)	Other than the Acquired Intellectual Property and the Intellectual Property described on Appendix B, all other Intellectual Property including all trademarks registered in the name of Ferro and its Affiliates and, whether or not registered, the names and trademarks “Ferro” and “Check-in-a-Circle” logo and the goodwill associated with such names, marks, and logos;

(D)	All causes of action, rights of action, and warranty and product liability claims against other persons that relate to Retained Assets or Retained Liabilities;

(E)	Subject to Section 6.8, all policies of insurance and claims and rights under such policies of insurance, whether or not related to the Fine Chemicals Business, the Acquired Assets, or the Assumed Liabilities;

(F)	All Business Records and all financial, operating, inventory, legal, personnel, payroll, and customer records and all sales and promotional literature, correspondence, and records, other than the Acquired Business Records and the Business Records of Ferro Suzhou;

(G)	Except for Foreign Plans maintained by Ferro Suzhou, all assets of Employee Benefit Plans and Foreign Plans;

(H)	Except for the Acquired Walton Hills Assets, all assets used in the conduct of the Fine Chemicals Business located at the Walton Hills Location, including without limitation the “epoxidation” technology and assets;

(I)	All assets, whether or not used by Ferro primarily in the conduct of the Fine Chemicals Business, which are identified as Retained Assets on Appendix C;

(J)	All assets of Ferro Belgium not specifically described in Section 2.2(B)(9);

(K)	Other than the Acquired Posnick Assets, all other assets located at the Posnick Location;

(L)	Other than the Acquired Independence Woods Assets, all other assets located at the Independence Woods Location;

(M)	Other than the Acquired Japanese Assets, all other assets of Ferro Japan; and

(N)	The assets located at the Acquired Real Property which are used to toll products for the PAD division of Ferro and which are identified as Retained Assets on Appendix C.

2.4	Assumed Liabilities. For purposes of this Purchase Agreement, the term “Assumed Liabilities” means only the following liabilities and obligations (including only the following liabilities and obligations of Ferro Suzhou) arising out of and directly relating to Ferro’s conduct of the Fine Chemicals Business and existing at the Closing or, only with respect to Section 8.1, Novolyte’s Employee Obligations arising immediately after the Closing, and no other liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted):

(A)	All Assumed Trade Accounts Payable;

(B)	All liabilities and obligations that arise at or after the Closing under the Acquired Contracts, Acquired Leases, Acquired Licenses, and Acquired Permits to Novolyte under this Purchase Agreement and all liabilities that arise at or after the Closing under the Contracts, Leases, Licenses and Permits of Ferro Suzhou (other than any such liabilities or obligations that arise out of any breach or alleged breach before the Closing);

(C)	All liabilities and obligations arising out of an injury to person or damage to property caused by a product manufactured by Ferro at the Baton Rouge Location or the Suzhou Location and sold by Novolyte or its Affiliates after the Closing to the extent such injury is or is alleged to be the result of a modification to such product by Novolyte, its Affiliates, agents or assigns, or such product was manufactured by Ferro in accordance with its specifications but sold by Novolyte, its Affiliates, agents or assigns outside of such product’s specifications;

(D)	Novolyte’s Employee Obligations (as defined in Section 8.1);

(E)	Novolyte’s Environmental Obligations (as defined in Section 8.2);

(F)	Costs and expenses for which Novolyte is responsible under Section 12.2;

(G)	All liabilities and obligations of the Fine Chemicals Business that have not been fully satisfied or performed as of the Closing and that arise or have arisen out of the conduct of the Fine Chemicals Business solely to the extent that such liabilities and obligations have occurred in the ordinary course of business and are reflected on the balance sheet of the Fine Chemicals Business as of the Closing as set forth on Schedule 2.4(G); and

(H)	All Trade Accounts Payable of Ferro Belgium and Ferro Japan exclusively related to the Fine Chemicals Business.

2.5	Retained Liabilities. Neither Novolyte nor any of its Affiliates shall assume or become liable to pay, perform or discharge any liability or obligation whatsoever of Ferro, Ferro Japan, Ferro Suzhou, Ferro Belgium, or any of their respective Affiliates, whether or not relating to any of the Acquired Assets or the Fine Chemicals Business, whether known or unknown, fixed or contingent, accrued or unaccrued, except for and to the extent those liabilities and obligations are expressly included in the definition of Assumed Liabilities. All liabilities and other obligations of Ferro, Ferro Belgium, Ferro Japan, Ferro Suzhou, and/or their respective Affiliates other than the Assumed Liabilities, including the liabilities and obligations described in this Section 2.5, are referred to herein as the “Retained Liabilities.” In furtherance and not in limitation of the foregoing, except for the Assumed Liabilities, Novolyte expressly is not assuming any of the following liabilities or obligations, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, and whenever or wherever arising, including, without limitation:

(A)	All indebtedness, including all bank loans and other indebtedness for borrowed money, all guarantees and similar obligations, all obligations secured by liens, all capital leases and all obligations incurred for all or any part of the purchase price of property or other assets;

(B)	All claims, liabilities and obligations of Ferro or any predecessor(s) or Affiliate(s) of Ferro resulting from, caused by, arising out of, or relating to, directly or indirectly the ownership or operation of any business other than the Fine Chemicals Business;

(C)	Except for the Assumed Liabilities, all claims, liabilities and obligations of Ferro or Ferro Suzhou, any predecessor(s) or Affiliate(s) of Ferro or Ferro Suzhou resulting from, caused by, arising out of, or relating to, directly or indirectly, the ownership or operation of the Fine Chemicals Business prior to the Closing;

(D)	All liabilities and obligations arising out of, relating to, or resulting from any claims or actions, whether founded upon negligence, breach of warranty, strict liability in tort, and/or other similar legal theory, seeking compensation or recovery for injury to person or damage to property alleged to have been caused by a Product sold by Ferro or its Affiliates (including Ferro Suzhou) before the Closing;

(E)	Ferro’s Employee Obligations (as defined in Section 8.1);

(F)	All liabilities and obligations (including fines and penalties, costs and expenses) relating to the Identified Environmental Matters and Ferro’s Environmental Obligations (as defined in Section 8.2);

(G)	Costs and expenses for which Ferro is responsible under Section 12.2;

(H)	All liabilities, undertakings, and obligations, whether or not arising primarily out of the conduct of the Fine Chemicals Business, which are identified as Retained Liabilities on Appendix D (the failure to list any liability, undertaking or obligation on Appendix D shall not create an Assumed Liability or any other liability on the part of Novolyte or any of its Affiliates);

(I)	All liabilities and obligations of Ferro Belgium and Ferro Japan not specifically described in Section 2.4(H);

(J)	All claims, liabilities and obligations that relate to or involve any of the Retained Assets;

(K)	All liabilities and other obligations under the Acquired Contracts, Acquired Leases, Acquired Licenses, and Acquired Permits with respect to the period prior to Closing, whether known or unknown at the Closing (other than the Assumed Liabilities);

(L)	All liabilities and other obligations under the Contracts, Leases, Licenses, and Permits that arise after the Closing but which arise out of or relate to any breach that occurred before the Closing;

(M)	Except for the Acquired Contracts, Acquired Leases, Acquired Licenses, and Acquired Permits assumed hereunder and the Contracts, Leases, Licenses and Permits of Ferro Suzhou, all other liabilities and indebtedness under Contracts, Leases, Licenses, Permits, mortgages, indentures and other instruments of Ferro and/or its Affiliates;

(N)	All liabilities and obligations of Ferro to its stockholders or other equity interest holders;

(O)	All liabilities and obligations of the Fine Chemicals Business in respect of any amounts owed to Ferro or any of its Affiliates;

(P)	All liabilities and obligations to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Ferro or its Affiliates;

(Q)	All liabilities in respect of any proceeding, action, claim or investigation at law or in equity commenced or with respect to the period prior to the Closing Date in connection with the Fine Chemicals Business;

(R)	Except as otherwise set forth in Article 8 hereof, all liabilities and obligations arising out of or resulting from non-compliance with any law, ordinance, regulation, injunction or treaty by Ferro or its Affiliates;

(S)	All Pre-Closing Tax Liabilities; and

(T)	All Taxes relating to or in connection with the Split-Off Transaction or the Suzhou Equity Transfer.

The disclosure of any liability or obligation on any Appendix or Schedule to this Purchase Agreement will not, in and of itself, act to render any liability, obligation, or commitment an Assumed Liability, except where such disclosed liability or obligation has been expressly assumed by Novolyte as an Assumed Liability in accordance with the provisions of Section 2.4 above.

2.6	Purchase Price. For purposes of this Purchase Agreement, the term “Purchase Price” means –

(A)	Fifty Six Million Dollars ($56,000,000) (the “Closing Purchase Price”), plus

(B)	Ten Million Dollars ($10,000,000) (the “Suzhou Equity Interest Purchase Price”), representing the purchase price for the Suzhou Equity Interest, plus or minus

(C)	The amount of the adjustment determined in accordance with Section 2.7 (the “Adjustment”).

2.7	Adjustment. The Adjustment will be determined as follows and will apply to the portion of the Fine Chemicals Business operated in and from the Suzhou Location, the Baton Rouge Location, the Japan Location, the Walton Hills Location, the Posnick Location, the Walton Hills Location and Louvain La Neuve, Belgium (the “Adjustment Operations”):

(A)	Closing Adjustments.

(1)	Closing Date Certificate. At least five business days before the Closing Date, Ferro will deliver to Novolyte a certificate (the “Closing Date Certificate”) setting forth Ferro’s good faith estimate of the Working Capital of the Adjustment Operations as of the Closing Date (the “Estimated Working Capital”), together with a copy of a good faith estimated unaudited balance sheet of the Adjustment Operations as of the Closing Date (the “Closing Date Balance Sheet”), upon which the computation of the Estimated Working Capital will be based. The statement of Estimated Working Capital set forth in the Closing Date Certificate will be in the same form as that used for the calculation of the working capital statement (the “Working Capital Collar Statement”) set forth on Appendix E and will be prepared in accordance with Appendix F (the “Accounting Principles”). Notwithstanding anything in this Agreement to the contrary, Estimated Working Capital will be reduced for any Pre-Closing Tax Liabilities included in Assumed Liabilities.

(2)	No Notice of Objection. If, within four business days after Novolyte receives the Closing Date Certificate and the Closing Date Balance Sheet, Novolyte has not given Ferro notice of its objection to the Estimated Working Capital, then the Closing Purchase Price will be increased by the amount, if any, that Estimated Working Capital exceeds the Working Capital Top Collar, or decreased by the amount, if any, that the Working Capital Bottom Collar exceeds the Estimated Working Capital (the “Estimated Working Capital Adjustment”).

(3)	Notice of Objection. If, within four business days after Novolyte receives the Closing Date Certificate and the Closing Date Balance Sheet, Novolyte gives notice of objection pursuant to this Section 2.7(A)(3, then there will be no Estimated Working Capital Adjustment, the Closing Purchase Price will remain fixed and the parties agree that all Adjustments will be made on a post-Closing basis pursuant to the provisions of Section 2.7(B) hereof.

(B)	Post Closing Adjustments.

(1)	Closing Statement. Within 75 days after the Closing Date, Novolyte will cause to have prepared and delivered to Ferro a statement (the “Closing Statement”) that will set forth an itemized calculation of Working Capital of the Adjustment Operations as of the Closing Date (the “Closing Working Capital”). The Closing Statement will be in the same form as that used for the calculation of the Working Capital Collar Statement set forth on Appendix E and will be prepared in accordance with the Accounting Principles set forth on Appendix F. Notwithstanding anything in this Agreement to the contrary, Closing Working Capital will be reduced for any Pre-Closing Tax Liabilities.

(2)	Ferro’s Review. Upon receipt of the Closing Statement, Ferro will immediately conduct a review of the Working Capital Statement and, within 30 days after receipt of the Working Capital Statement, either:

Acceptance by Ferro. Accept the Working Capital Statement in its entirety, in which case the Working Capital of the Adjustment Operations at and as of the Closing will be deemed to be as set forth on the Working Capital Statement, or

Dispute by Ferro. Deliver to Novolyte a written notice and a detailed written explanation of those items in the Working Capital Statement that Ferro disputes, in which case the items of Working Capital not affected by the disputed items will be deemed to be as set forth on the Working Capital Statement and the items identified by Ferro shall be deemed to be in dispute.

If Ferro fails to timely deliver a written objection notice pursuant to Section 2.7(B)(2)(b), then Ferro shall be bound by the Working Capital Statement.

(3)	Informal Negotiations. If Ferro delivers a written objection notice under Section 2.7(B)(2)(b) above, then during the 30-day period following the delivery of such notice the parties will cause their representatives to meet and seek to resolve the disputed items cordially through informal negotiations and each of Novolyte and Ferro shall be responsible for their costs and expenses related thereto.

(4)	Dispute Resolution. If representatives of the parties are unable to resolve disputed items through the informal negotiations described in Section 2.7(B)(3) above, then at the end of the 30-day period described in Section 2.7(B)(3), the parties will refer the unresolved disputed items for final binding resolution to a mutually agreed internationally-recognized firm of independent certified public accountants (other than Ernst & Young, Deloitte & Touche LLP, KPMG LLP or Crowe Horwath LLP). The parties will request such firm of accountants to review and resolve the disputed items in a written report in accordance with the Accounting Principles, on a basis consistently applied, within 30 days of such reference. In resolving any disputed item, the accounting firm (i) will be bound by the provisions of this Section 2.7 and the definitions pertaining hereto, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Ferro or Novolyte, (iii) shall restrict its decision to such items which are then in dispute and (iv) may review only the written presentations of Ferro and Novolyte in resolving any matter which is in dispute. The resolution of the disputed items by such firm will be binding on Ferro and Novolyte, will be neither appealable nor contestable by Ferro or Novolyte, and will not be subject to collateral attack by Ferro or Novolyte for any reason. The costs of such firm will be paid one-half by Novolyte and one-half by Ferro.

(5)	Working Capital Collar. The “Working Capital Bottom Collar” will be an amount equal to Fifteen Million Two Hundred Thousand Dollars ($15,200,000) and the “Working Capital Top Collar” will be an amount equal to Sixteen Million Dollars ($16,000,000), which amount was calculated in the manner set forth on Appendix E.

(6)	Closing Working Capital. The final and conclusive “Closing Working Capital” will be an amount equal to the Working Capital at and as of the Closing as determined under this Section 2.7(B) above.

(7)	Amount of Adjustment. The final Adjustment will be calculated as follows:

(a) If the Estimated Working Capital is above the Working Capital Top Collar and:

(1) The Closing Working Capital is more than the Estimated Working Capital, then Novolyte will pay Ferro an amount in cash equal to the Closing Working Capital minus the Estimated Working Capital;

(2) The Closing Working Capital is less than the Estimated Working Capital, but above the Working Capital Top Collar, then Ferro will pay Novolyte an amount in cash equal to the Estimated Working Capital minus Closing Working Capital;

(3) The Closing Working Capital is within the Collar, then Ferro will pay Novolyte an amount in cash equal to the Estimated Working Capital minus the Working Capital Top Collar; or

(4) The Closing Working Capital is less than the Working Capital Bottom Collar, then Ferro will pay Novolyte an amount in cash equal to the Estimated Working Capital minus the Working Capital Top Collar plus the Working Capital Bottom Collar minus the Closing Working Capital; or

(b) If the Estimated Working Capital is within the Collar and:

(1) The Closing Working Capital is more than the Working Capital Top Collar, then Novolyte will pay Ferro an amount in cash equal to the Closing Working Capital minus the Working Capital Top Collar;

(2) The Closing Working Capital is within the Collar, then the Adjustment will be zero; or

(3) The Closing Working Capital is less than the Working Capital Bottom Collar, then Ferro will pay Novolyte an amount in cash equal to the Working Capital Bottom Collar minus the Closing Working Capital; or

(c) If the Estimated Working Capital is below the Working Capital Bottom Collar and:

(1) The Closing Working Capital is more than the Estimated Working Capital, but below the Working Capital Bottom Collar, then Novolyte will pay Ferro an amount in cash equal to the Closing Working Capital minus the Estimated Working Capital;

(2) The Closing Working Capital is more than the Estimated Working Capital but within the Collar, then Novolyte will pay Ferro an amount in cash equal to the Working Capital Bottom Collar minus the Estimated Working Capital;

(3) The Closing Working Capital is more than the Estimated Working Capital and more than the Working Capital Top Collar, then Novolyte will pay Ferro an amount in cash equal to the Working Capital Bottom Collar minus the Estimated Working Capital plus the Closing Working Capital minus the Working Capital Top Collar; or

(4) The Closing Working Capital is below the Estimated Working Capital, then Ferro will pay Novolyte an amount in cash equal to the Estimated Working Capital minus the Closing Working Capital.

The Purchase Price will be determined on the date the amount of the Adjustment is finally determined.

2.8	Payment of Purchase Price. Novolyte will pay the Purchase Price as follows:

(A)	Payment at Closing. At the Closing, Novolyte will

(1)	Pay Ferro the Closing Purchase Price, and

(2)	Pay U.S. Bank, National Association (the “Escrow Agent”) the Suzhou Equity Interest Purchase Price, which will be held pursuant to the terms of the Escrow Agreement attached hereto as Appendix G (the “Escrow Agreement”); and

(B)	Final Payment. Ferro or Novolyte (as the case may be) will pay the Adjustment, if any, calculated in accordance with Section 2.7(B)(7), together with interest thereon at the Prescribed Rate for the period of time from the Closing Date through and including the date on which the Adjustment is paid, within 10 business days after the final determination of the Purchase Price.

(Payments of further adjustments pursuant to this Agreement will be made as provided herein.)

2.9	Method of Payment. All payments under this Purchase Agreement shall be made by delivery to the payee as follows:

(A)	Directed Payments. If a party which is entitled to a payment under this Purchase Agreement provides the other party five days’ advance written designation of a bank and account number into which the payee wishes payment to be made, then the payer will make such payment by wire transfer (in immediately available funds) to the designated account of the payee.

(B)	Other Payments. In all other cases, the party obligated to make a payment under this Purchase Agreement will do so by delivering to the payee a bank cashier’s check (in immediately available funds) payable to the order of the payee.

2.10	Allocation of Consideration. Novolyte and Ferro will work in good faith to agree to an allocation of the Purchase Price and Assumed Liabilities among the Acquired Assets within 90 days following the date on which the Closing Working Capital Statement is finally determined in accordance with Section 2.7(b). If Novolyte and Ferro agree on an allocation they will be bound to such allocation for all federal, state, local and foreign income tax purposes unless and until there is a “final determination” to the contrary, within the meaning of Section 1313(a) of the Code. However, if agreement among Novolyte and Ferro is not reached as to the appropriate allocation, each of Novolyte and Ferro may use its own allocation.

Article 3 — - Actions Before Closing

3.1	Access to Records. From today until the Closing, Ferro will cause the Fine Chemicals Business to afford duly authorized representatives of Novolyte (including its lenders) access during normal business hours, and without unreasonable interruption of the Fine Chemicals Business, to all of the assets, properties, books, and nonprivileged records of the Fine Chemicals Business and will permit such representatives to make abstracts from, or take copies of, such books, records, or other documentation, or to obtain temporary possession of any thereof as may be reasonably required by Novolyte. During such period, Ferro will furnish to Novolyte such information concerning the Fine Chemicals Business, and its assets, liabilities, or condition as Novolyte or its representatives (including its lenders) may reasonably request. Notwithstanding the foregoing, however, Ferro will not be obligated to disclose or make available to Novolyte any information concerning the Fine Chemicals Business that, in the opinion of Ferro’s counsel, should not be disclosed to Novolyte as a matter of law. No investigation or inspection by Novolyte shall in any way affect or diminish any of the representations or warranties made by Ferro in this Purchase Agreement or the conditions to the obligations of Ferro to consummate the transactions contemplated by this Purchase Agreement; provided that (i) if the investigation or inspection by Novolyte causes Ferro to breach a representation or warranty then Ferro shall be relieved of its indemnity obligations under Article 9 to the extent the loss in respect of any such indemnity claim was caused by such investigation or inspection by Novolyte, and (ii) if the investigation or inspection by Novolyte causes a closing condition under Article 4 not to be satisfied then such condition shall be deemed satisfied to the extent of the consequence of any such investigation or inspection by Novolyte.

3.2	Interim Conduct of the Fine Chemicals Business. From today until the Closing, Ferro will conduct the Fine Chemicals Business only in the ordinary and usual course, subject to Novolyte’s approval of certain transactions pursuant to Section 3.3. Without limiting the generality of the foregoing but specifically excluding actions related to the Split-Off Transaction and related to the buy-back of Trade Accounts Receivable by Ferro pursuant to the terms of agreements set forth in Part I of the Disclosure Schedule, insofar as the Fine Chemicals Business is concerned, Ferro will use its reasonable efforts to:

(A)	Preserve substantially intact the Fine Chemicals Business’ material relationships with suppliers, customers, employees, creditors, and others having business dealings with the Fine Chemicals Business;

(B)	Maintain in full force and effect its existing policies of insurance which materially affect the Fine Chemicals Business;

(C)	Prepare and file in the ordinary course of business and in accordance with prior custom and practice all Tax Returns exclusively related to the Fine Chemicals Business that are required to be filed before the Closing Date; provided that Ferro will promptly deliver to Novolyte duplicate copies of such Tax Returns to Novolyte;

(D)	Continue performance in the ordinary course of its obligations under contracts, commitments, or other obligations to be included as part of the Fine Chemicals Business; and

(E)	Purchase Inventory, collect Trade Accounts Receivable and pay Trade Accounts Payable consistent with historical practice and in the ordinary and usual course of business.

3.3	Novolyte’s Approval of Certain Transactions. Except as may otherwise be required under this Purchase Agreement and except with regard to any actions related to the Split-Off Transaction or with regard to the buy-back of Trade Accounts Receivable by Ferro pursuant to the terms of agreements set forth in Part I of the Disclosure Schedules, from today until the Closing, insofar as the Fine Chemicals Business is concerned, Ferro will not do any of the following (or permit Ferro Suzhou to do any of the following) without the prior approval with written confirmation of Novolyte, which approval may not be unreasonably withheld:

(A)	Incur or permit the incurrence of any indebtedness for borrowed money;

(B)	Purchase or dispose of any Real Property or interests in Real Property or create or permit the creation of any Encumbrances against the Real Property other than Permitted Encumbrances;

(C)	Enter into or amend any Lease involving a term of more than one year or rental obligation exceeding $100,000 per annum in any single case;

(D)	Voluntarily permit any Encumbrances to be incurred on material assets of the Fine Chemicals Business except in the ordinary course of business;

(E)	Except for normal merit, promotional, or cost of living increases in accordance with Ferro’s past practices or any change required by applicable law, increase the rate of compensation or bonuses for any of the employees or consultants of the Fine Chemicals Business or otherwise enter into or alter any employment, consulting, or managerial services agreement primarily affecting the Fine Chemicals Business;

(F)	Adopt, commence, enter into, amend or alter any Employee Benefit Plan or Foreign Plan in which employees of the Fine Chemicals Business participate or are, or would be, eligible to participate, except to the extent required by law;

(G)	Make any single new commitment or increase any single previous commitment for capital expenditures for the Fine Chemicals Business in an amount exceeding $100,000 or $250,000 individually or in the aggregate among all such commitments;

(H)	Accelerate or delay the sale of any material amount of Products or delay the purchase of raw materials except as may be necessary in the ordinary course of business consistent with historical practice;

(I)	Sell, assign, transfer, license, or convey any of the Intellectual Property to be included as part of the Fine Chemicals Business;

(J)	Enter into or amend any Contract (other than purchase orders) or License that has a term of more than one year or that involves payment by the Fine Chemicals Business of in excess of $100,000;

(K)	Solely to the extent it impacts the Fine Chemicals Business, make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(L)	Hire any employee whose base salary exceeds $100,000 per year or otherwise outside the ordinary course of business; or

(M)	Enter into or amend any Contract, Lease, License or other agreement or arrangement with any Affiliate.

Ferro will give Novolyte notice of any Violations of which Ferro or Ferro Suzhou obtain notice or knowledge between today and the Closing.

3.4	Negotiation of Other Agreements. From today until the Closing and except to the extent any such agreements or terms are attached to this Agreement as an Appendix, the parties will negotiate in good faith such other and further agreements as they may deem appropriate or necessary for the orderly transfer of the Fine Chemicals Business from Ferro to Novolyte, including the agreements listed on Appendix I, and including Ferro causing Ferro Belgium and Ferro Japan to enter into such transfer agreements with Novolyte as are necessary to transfer and assign the applicable Acquired Assets of such Affiliates to Novolyte. (Such agreements, the agreements and terms attached to this Agreement as Appendixes and any other agreements into which the parties enter in connection with the transactions contemplated by this Purchase Agreement, are collectively referred to as the “Other Agreements.”)

3.5	Consents. From today until the Closing, Ferro shall use its reasonable efforts to obtain the consents or approvals (or effective waivers thereof) of all persons whose consents or approvals are required for the disclosure and assignment of Ferro’s rights under the Acquired Contracts, Acquired Leases, Acquired Licenses, Acquired Permits, Acquired Trade Account Receivables and other similar items, including without limitation, related to the buy-back of Trade Accounts Receivable by Ferro pursuant to the terms of the agreements set forth in Part I of the Disclosure Schedule. Failure of the parties to obtain the consents or approvals described in this Section 3.5 shall not be deemed to be a breach of this Purchase Agreement and shall not give rise to monetary damages against either party.

3.6	Coordination of Public Announcements. From today until the Closing, no party will make any public announcement concerning the transactions contemplated by this Purchase Agreement without having previously consulted with and having received the consent of the other parties, such consent not to be withheld unreasonably. Nothing in the preceding sentence, however, will prevent any party from making any announcement required by law, by the rules of any securities exchange, or by any listing agreement with a securities exchange to which such party is a party or by which it is bound. Except as stated in the foregoing sentence, the parties will cooperate in the planning, preparation, and issuance of any and all public announcements concerning this Purchase Agreement and the transactions contemplated by this Purchase Agreement.

3.7	Regulatory Approvals. Immediately after the execution and delivery of this Purchase Agreement, the parties will promptly proceed with the preparation and filings, as applicable, of any required filings necessary in order to obtain the approval or authorization of those governmental agencies or instrumentalities whose approval or authorization is necessary in order to consummate the transactions contemplated by this Purchase Agreement, including the following:

(A)	All required notifications and filings with the Suzhou Industrial Park Economic and Trade Development Bureau (“SIP Commerce Authority”) and the Suzhou Industrial Park Administration of Industry and Commerce (“SIP AIC”) related to the Suzhou Equity Transfer, provided that the exact timing of the filings and actions with regard to the SIP Commerce Authority, SIP AIC and other governmental authorities in the P.R.C. will be determined by Ferro and Novolyte and after the execution and delivery of the Suzhou Equity Transfer Agreement;

(B)	Any required notification to, filing with or approval by the P.R.C. Ministry of Commerce in accordance with relevant P.R.C antitrust laws and regulations, if applicable; and

(C)	Any required notification to the U.S. Federal Trade Commission under Title II of the Hart Scott Rodino Antitrust Improvements Act, as amended (the “HSR Act”), and the rules of the Federal Trade Commission thereunder (the “Regulations”).

If any of the foregoing governmental authorities require, as a condition to granting any such approval or authorization, or as a condition to not issuing a request for additional information or not commencing a second phase investigation of the transactions contemplated by this Purchase Agreement, that Novolyte agrees to hold separate and/or dispose after purchase of any of the Acquired Assets or all or any part of the Fine Chemicals Business or to take any other action related to its business and its assets as of the date hereof, so as to prevent or ameliorate any actual or perceived anti-competitive consequences of the transactions contemplated by this Purchase Agreement, then Novolyte will have the right to terminate this Purchase Agreement by delivery of written notice to Ferro, in which case the parties shall be released from all liabilities and obligations to one another hereunder except for any that are stated to survive termination. If Novolyte acquires a business between the date of this Agreement and the Closing Date, and as a result of any such acquisition the transactions contemplated by this Agreement are not approved by the relevant governmental authority under the HSR Act and as a result the transactions contemplated by this Agreement do not close, then Novolyte will reimburse Ferro for its out-of-pocket legal and accounting fees incurred solely in connection with the transactions contemplated by this Purchase Agreement up to an aggregate maximum amount of $250,000.

The parties will promptly inform each other of any material communication from the U.S. Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other U.S. or foreign government authority regarding any of the transactions contemplated hereby. If a party or its Affiliate receives a request for additional information or documentary material from any such government authority with respect to the transactions contemplated by this Purchase Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Ferro will advise Novolyte promptly in respect of any understandings, undertakings, or agreements (oral or written) that Ferro proposes to make or enter into with the FTC, the DOJ, or any other U.S. or foreign government authority in connection with the transactions contemplated by this Purchase Agreement. Novolyte will advise Ferro promptly in respect of any understandings, undertakings, or agreements (oral or written) that Novolyte proposes to make or enter into with the FTC, the DOJ, or any other U.S. or foreign government authority in connection with the transactions contemplated hereby. If any objections are asserted with respect to the transactions contemplated by this Purchase Agreement by the FTC, the DOJ, or any other U.S. or foreign government authority or if any suit is instituted by any U.S. or foreign government authority or any private party challenging any of the transactions contemplated by this Purchase Agreement as violative of any competition or antitrust law, subject to the preceding paragraph the parties will each use commercially reasonable efforts to resolve such objections or challenge as such government authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, decree or ruling or statute, rule, regulation or executive order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement.

Ferro and Novolyte will cooperate and use reasonable best efforts to transfer, amend or obtain, as the case may be, all Permits required to be in effect for Novolyte and its Affiliates in connection with the operation of the Fine Chemicals Business. Ferro and Novolyte, as the case may be, shall submit to appropriate governmental authorities all applications, permit transfer agreements, notices and other documents in form and substance necessary to transfer, amend or reissue all such Permits to Novolyte or its Affiliates.

3.8	Novolyte’s Financing. From today until the Closing, Novolyte will use commercially reasonable efforts (but without requirement of instituting any litigation) to implement Novolyte’s Financing Plan (as defined in Section 7.3(G) below) in order to be able to make the payment required under Section 2.8(A) above on the Closing Date. Without limiting the generality of the foregoing, Novolyte will –

(A)	Provide Ferro on a current and updated basis such reports as to Novolyte’s progress toward implementing Novolyte’s Financing Plan, including without limitation copies of any commitment letters, as Ferro may from time to time reasonably request;

(B)	Promptly notify Ferro of any material change in Novolyte’s Financing Plan; and

(C)	Promptly notify Ferro if and when Novolyte determines that there is a material risk that Novolyte’s Financing Plan cannot or will not be implemented or otherwise that Novolyte will not have sufficient cash funds to make the payment required under Section 2.8(A) above.

3.9	Exclusivity. Between today and the earlier to occur of the Closing Date or the date on which this Agreement is terminated, neither Ferro nor Ferro Suzhou will, nor will they permit any of their respective officers, directors, Affiliates, agents or representatives to, directly or indirectly,

(A)	Solicit, initiate or encourage inquiries or proposals or conduct or engage in any discussions or negotiations to enter into any agreement or understanding, with any other person or entity relating to a merger, business combination, recapitalization or similar corporate event involving the Fine Chemicals Business or relating to the sale of any of the capital stock of Ferro or the registered capital of Ferro Suzhou or any material portion of the assets of the Fine Chemicals Business, or

(B)	Disclose any nonpublic information relating to Ferro or Ferro Suzhou or afford access to the properties or the books and records of Ferro or Ferro Suzhou, to any other person or entity that may be considering any such transaction.

Ferro will promptly (and in any event within 24 hours) notify Novolyte of its receipt of any written inquiries or proposals regarding any such transaction.

3.10	Contact with Certain Employees. From today until the Closing, Ferro will cause the Fine Chemicals Business to afford duly authorized representatives of Novolyte access during normal business hours, and without unreasonable interruption of the Fine Chemicals Business, to those employees of the Fine Chemicals Business as have been mutually agreed upon by the parties or as may be reasonably requested by Novolyte, for purposes of negotiating and entering into employment and non-compete agreements.

3.11	Contact with Customers. From today until the Closing, Ferro will cause the Fine Chemicals Business to afford duly authorized representatives of Novolyte (including Novolyte’s lender(s)) access during normal business hours, and without unreasonable interruption of the Fine Chemicals Business, to the Top Ten Customers of the Fine Chemicals Business as reasonably requested by Novolyte for purposes of conducting customer due diligence; provided, however, that Novolyte will make no contact with any customer of the Fine Chemicals Business, including the Top Ten Customers, unless a representative of Ferro is present at any such meeting or on any such call and unless such meeting or call is initially based on a script to be reasonably agreed upon by Ferro and Novolyte.

3.12	Contact with Suppliers. From today until the Closing, Ferro will cause the Fine Chemicals Business to afford duly authorized representatives of Novolyte (including Novolyte’s lender(s)) access during normal business hours, and without unreasonable interruption of the Fine Chemicals Business, to the Top Ten Suppliers of the Fine Chemicals Business as reasonably requested by Novolyte for purposes of conducting supplier due diligence; provided, however, that Novolyte will make no contact with any supplier of the Fine Chemicals Business, including the Top Ten Suppliers, unless a representative of Ferro is present at any such meeting or on any such call and unless such meeting or call is initially based on a script to be reasonably agreed upon by Ferro and Novolyte.

Article 4 — - Conditions

4.1	Conditions to Novolyte’s Obligations. The obligation of Novolyte to consummate the transactions contemplated by this Purchase Agreement is subject to the satisfaction of the following conditions at or before the Closing:

(A)	The representations and warranties of Ferro contained in Section 7.1 of this Purchase Agreement shall be true, accurate, and complete in all material respects as of today and as of the Closing (except with respect to the effect of transactions contemplated or permitted by this Purchase Agreement);

(B)	The representations and warranties of Ferro contained in Section 7.2 of this Purchase Agreement shall be true, accurate, and complete in all material respects as of today and as of the Closing (except with respect to the effect of transactions contemplated or permitted by this Purchase Agreement and matters reflected in updates to the Disclosure Schedules as provided in Section 8.4 (i) with regard to all pre-signing breaches, if such matters reflect a condition or circumstance that would give rise to damages to Novolyte which do not exceed One Million Dollars ($1,000,000) in the aggregate, and (ii) with regard to post-signing breaches, if such matters reflect conditions or circumstances that would not result in a material and adverse effect on the Fine Chemicals Business Condition);

(C)	Ferro shall have performed and complied with all material undertakings required by this Purchase Agreement to be performed or satisfied by Ferro before the Closing;

(D)	Ferro shall have taken all corporate and other proceedings or actions necessary to be taken by Ferro for consummation of the transactions contemplated by this Purchase Agreement;

(E)	Ferro shall have delivered the documents listed in Appendix J, duly executed by the appropriate parties thereto (other than Novolyte);

(F)	The parties shall have received all regulatory approvals mentioned in Section 3.7(C) above and all waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, shall have terminated or expired;

(G)	There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining or any action by any governmental authority seeking to enjoin the consummation of any of the transactions contemplated in this Purchase Agreement;

(H)	Ferro shall have caused Ferro Belgium and Ferro Japan to execute and deliver to Novolyte such documents as are necessary to transfer and assign the applicable Acquired Assets of such entities to Novolyte;

(I)	Novolyte shall have obtained senior debt financing for the transactions contemplated by this Purchase Agreement;

(J)	Novolyte’s due diligence with respect to Ferro Suzhou shall not disclose any matter(s) which is reasonably likely to have a material adverse effect on the ability of Novolyte to operate the Fine Chemicals Business, as currently conducted by Ferro Suzhou, from and after the Suzhou Equity Closing;

(K)	Following Novolyte’s review of contracts and diligence calls with eight (8) of the Top Ten Customers and eight (8) of the Top Ten Suppliers, no matter shall have been disclosed which would be reasonably likely to have a material adverse effect on the Fine Chemicals Business Condition; provided, however, for purposes of making this determination, price and terms shall not be considered;

(L)	All consents, authorizations, approvals and waivers from third parties and governmental authorities and other parties set forth on Appendix Y hereto shall have been obtained, shall be in form and substance reasonably satisfactory to Novolyte, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect;

(M)	Ferro shall have delivered to Novolyte certifications and such other documents reasonably requested by Novolyte to the effect that Ferro is a “United States person” for purposes of Sections 897 and 1445 of the Code and that Novolyte is not otherwise obligated to withhold from any payment hereunder;

(N)	Ferro shall have received the certificate of approval and business license from the SIP Commerce Authority and SIP AIC evidencing the Split-Off Transaction; and

(O)	The Title Company (defined hereinafter) shall be prepared to close the conveyance of the Real Property in accordance with Section 5.5 of this Purchase Agreement and the Title Company shall be prepared to issue and deliver the Title Policies (defined hereinafter) as set forth in such section.

4.2	Conditions to Ferro’s Obligations. The obligation of Ferro to consummate the transactions contemplated by this Purchase Agreement is subject to the satisfaction of the following conditions at or before the Closing:

(A)	The representations and warranties of Novolyte contained in Section 7.3 of this Purchase Agreement shall be true, accurate, and complete in all material respects as of today and as of the Closing (except with respect to the effect of transactions contemplated or permitted by this Purchase Agreement);

(B)	Novolyte shall have substantially performed and complied with all material undertakings required by this Purchase Agreement to be performed or satisfied by Novolyte before the Closing;

(C)	Novolyte shall have taken all corporate and other proceedings or actions necessary to be taken by Novolyte for consummation of the transactions contemplated by this Purchase Agreement;

(D)	Novolyte shall be prepared to deliver the documents listed in Appendix K;

(E)	If Novolyte has assigned its rights and delegated its duties under this Purchase Agreement to an Affiliate as permitted under Section 12.4, Novolyte Guarantee shall remain in full force and effect;

(F)	The parties shall have received all regulatory approvals mentioned in Section 3.7(C) and all waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HST Act, shall have terminated or expired; and

(G)	There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining the consummation of any of the transactions contemplated in this Purchase Agreement.

4.3	Parties’ Best Commercial Efforts. From today until the Closing, the parties will cooperate and use their respective best commercial efforts to cause the conditions set forth in this Article 4 over which they may respectively have influence or control to be satisfied as soon as reasonably practicable.

Article 5 — - Closing

5.1	The Closing. For purposes of this Purchase Agreement, the term “Closing” means the time at which the transactions contemplated by this Purchase Agreement will be consummated after satisfaction or written waiver of the conditions set forth in Article 4 of this Purchase Agreement. At the Closing, the parties will execute and deliver the Suzhou Equity Transfer Agreement and after the Closing Ferro will make the filings with the SIP Commerce Authority and the SIP AIC and related actions required under Section 6.1 of this Agreement and the applicable terms of the Suzhou Equity Transfer Agreement. The closing of the Suzhou Equity Transfer (the “Suzhou Equity Closing”) will be carried out pursuant to the terms of the Suzhou Equity Transfer Agreement.

5.2	Date, Time, and Place of Closing. Subject to the satisfaction of the conditions set forth in Article 4, the Closing will occur at 10:00 a.m. (Eastern Time) on October 31, 2008, or such other date as the parties may agree in writing (the “Closing Date”). The Closing will take place at the offices of Ferro at 1000 Lakeside Avenue, Cleveland, Ohio, or at such other place as the parties may agree in writing. The Closing will be deemed to have occurred as of 11:59 p.m. on the Closing Date (the “Closing Time”) and the Closing Working Capital shall be determined as of the Closing Time.

5.3	Novolyte’s Obligations. At the Closing, Novolyte will deliver to Ferro the following:

(A)	The documents, certificates, and other items referred to in Appendix K;

(B)	Such instruments as may be necessary or appropriate to reflect Novolyte’s assumption of the Assumed Liabilities effective as of the Closing; and

(C)	The amount specified in Section 2.6, as adjusted pursuant to 2.7(A).

5.4	Ferro’s Obligations. At the Closing, Ferro will deliver to Novolyte the following:

(A)	The documents, certificates, and other items referred to in Appendix J;

(B)	Other than the Suzhou Equity Interest which will be governed by the terms of the Suzhou Equity Transfer Agreement, Ownership to and possession of the Acquired Assets as contemplated in this Purchase Agreement;

(C)	Such deeds, bills of sale, and such other instruments as may be necessary or appropriate to reflect Ferro’s conveyance of the Acquired Assets to Novolyte, it being understood that the Suzhou Equity Transfer will not occur as of the Closing but rather pursuant to the terms of the Suzhou Equity Transfer Agreement.

5.5	U.S. Real Estate Conveyance. Ferro will convey the Real Property that is located in the United States and included in the Acquired Assets as follows:

(A)	Title Commitments, Title Policy and Surveys. Ferro has, at its sole cost and expense, provided Novolyte with an ALTA title insurance commitment (the “Title Commitment”) issued from Chicago Title Insurance Company dated April 21, 2008 as File No. 08-0400 (the “Title Company”) committing to insure good and marketable fee simple title to the Real Property located in the United States. Novolyte may, at its sole cost and expense, obtain an update of the survey prepared by Bock & Clark National Surveyors Network, through Collins & Associates Land Surveyors, Inc., dated May 30, 2006, as revised June 28, 2006 for the portion of the Real Property reflected thereon (the “Existing Survey”) and certified to Novolyte (or its nominee) (the “Updated Survey”). If Novolyte desires to have the Updated Survey cover more or different acres of the Real Property then included in the Existing Survey, the cost thereof will also be at Novolyte’s sole cost and expense. Novolyte shall use commercially reasonable efforts to obtain promptly any Updated Survey which it determines is necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

(B)	Title Company. At Novolyte’s sole cost and expense, Novolyte may cause the Title Company to issue to Novolyte (or its nominee) at and as a condition of the Closing (and Ferro will take all reasonable actions and deliver all required instruments to satisfy all requirements set forth in the Title Commitment to enable the Title Company to issue) an ALTA form Owner’s Policy of Title Insurance (the “Title Policy”) in an amount equal to the fair market value of the insured Real Property located in the United States insuring fee simple title to such Real Property to be in Novolyte (or its nominee), subject only to Permitted Encumbrances and the standard pre-printed exceptions of the Title Company. Novolyte shall use commercially reasonable efforts to obtain promptly any Title Policy which it determines is necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement. With respect to the delivery of the Deed (defined hereinafter) and the issuance and delivery of the Title Policy at Closing, the Closing will be performed as a “New York” style closing such that the Title Company will insure title to the Real Property located in the United States as set forth herein as of and upon release of the Deed from the Title Company for recording upon the telephonic instructions to the Title Company as set forth in Section 5.5(C) below.

(C)	Deed. No later than two days before the Closing Date, Ferro will execute and deliver to the Title Company a corporate warranty deed with special warranty covenants in a form reasonably acceptable to the Title Company (the “Deed”) conveying and warranting with special warranty covenants fee simple title to such Real Property to Novolyte (or its nominee), subject only to the exceptions set forth on the Title Commitment. The Existing Survey and the Updated Survey, if so obtained by Novolyte, together with such affidavits, certifications, and other instruments as are ordinarily delivered to a purchaser of real estate or filed in the public records of the community where such Real Property is located and as may otherwise be reasonably required by the Title Commitment and/or the Title Company in order for the Title Company to issue the Title Policy at Closing as set forth in Section 5.5(A) above, including without limitation, a gap, survey and possession affidavit in the form generally utilized by the Title Company and reasonably acceptable to Ferro, a FIRPTA affidavit, and any other recording forms reasonably necessary to effectuate the recording of the Deed (collectively, the “Conveyance Instruments”).

(D)	Instructions. At the time Ferro delivers the Deed to the Title Company, Ferro and Novolyte will also deliver to the Title Company a joint letter instructing the Title Company to hold the Deed until the Closing and, at the Closing,

(1)	If, at Closing, the Title Company is then prepared to issue to Novolyte the Title Policy, and upon joint telephonic instructions from Ferro and Novolyte, to record the Deed in the appropriate public records, or

(2)	Otherwise, to return the Deed to Ferro.

(E)	Confirmation. If the Title Company is instructed to record the Deed, then the Deed will be deemed to have been recorded as of the Closing Time and the Title Policy will be deemed in effect and effective as of the date of such recording provided that the Title Company has insured over any gap between the release of the Deed from the Title Company and recording thereof.

Article 6 — - Actions After Closing

6.1	Suzhou Equity Transfer and Local Formalities. Simultaneously with the Closing of this Purchase Agreement, Novolyte and Ferro will execute and deliver the Suzhou Equity Transfer Agreement, the Management and Transition Service Agreement, the Escrow Agreement, and such other agreements and documents required under the Suzhou Equity Transfer Agreement to be executed and delivered simultaneously therewith. The Suzhou Equity Transfer Agreement sets forth the terms of the transfer of the Suzhou Equity Interest and the Management and Transition Service Agreement sets forth the arrangements of Ferro and Novolyte whereby Ferro will operate the Fine Chemicals Business in the P.R.C. until the Suzhou Equity Closing. The Suzhou Equity Transfer Agreement is not intended to amend, supplement, or supersede this Purchase Agreement or any of its terms or conditions. If any of the provisions of this Purchase Agreement conflict with the terms and conditions of the Suzhou Equity Transfer Agreement, then the terms and conditions of this Purchase Agreement, and not those of the Suzhou Equity Transfer Agreement, shall govern. On the Suzhou Equity Closing, Ferro will deliver a certificate from authorized directors and/or officers of Ferro confirming that all of the representations and warranties related to Ferro Suzhou contained in Section 6.1 of the Suzhou Equity Transfer Agreement and Sections 7.2 (A), (I), (M), (N), (O), (P), (Q) and (S) of this Purchase Agreement continue to be true, accurate, and complete in all material respects as of the date thereof, as though such representations and warranties had been made anew as of the Suzhou Equity Closing except with respect to the effect of transactions contemplated or permitted by this Purchase Agreement or the Suzhou Equity Transfer Agreement and matters reflected in updates to the Disclosure Schedules as provided in Section 8.4(B): (i) with regard to all pre-signing (of the Suzhou Equity Transfer Agreement) breaches, if such matters reflect conditions or circumstances that would give rise to damages to Novolyte which do not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate, and (ii) with regard to post-signing (of the Suzhou Equity Transfer Agreement) breaches, if such matters reflect conditions or circumstances that would not result in a material and adverse effect on Ferro Suzhou, it being confirmed by the parties that such certificate shall be subject to the exception and exclusion contained in Section 5.4(A) of the Suzhou Equity Transfer Agreement. Notwithstanding anything to the contrary contained in this Agreement or the Suzhou Equity Transfer Agreement, Novolyte shall have no obligation to close the Suzhou Equity Transfer if Ferro fails or is otherwise unable to deliver to Novolyte the certificate referenced in the immediately preceding sentence. In the case of any supplement or amendment which constitutes a pre-signing (of the Suzhou Equity Transfer Agreement) breach and the closing of the Suzhou Equity Transfer occurs, Novolyte will not be deemed to have waived any right or claim pursuant to the terms of this Agreement, including pursuant to Article 9, with respect to any pre-signing (of the Suzhou Equity Transfer Agreement) breach that is disclosed pursuant to any such supplement or amendment made by Ferro at or before the Suzhou Equity Closing.

6.2	Further Conveyances. After the Closing, Ferro will, without further cost or expense to Novolyte, execute and deliver to Novolyte (or cause the same be executed and delivered to Novolyte), such additional instruments of conveyance, and Ferro will take such other and further actions as Novolyte may reasonably request and which are ordinarily provided by a seller, more completely to sell, transfer, and assign to Novolyte and vest in Novolyte Ownership to the Acquired Assets.

6.3	Further Consents. If and to the extent the parties fail to obtain before Closing the consent or approval (or an effective waiver thereof) of any person or persons with respect to any item described in Section 3.5, then after the Closing

(A)	Until such consent or approval (or an effective waiver thereof) has been obtained —

(1)	On behalf of Ferro, Novolyte will perform all of Ferro’s duties with respect to such item, other than any duty arising from any breach occurring at or prior to the Closing,

(2)	On behalf of Novolyte, Ferro will exercise all of Ferro’s rights with respect to such item as directed by Novolyte; and

(3)	Any such Contract, Lease, License or Permit shall not be deemed an Acquired Contract, Acquired Lease, Acquired License or Acquired Permit, as applicable, until any such consent, approval or waiver has been obtained.

(B)	The parties will use reasonable efforts to obtain from such person or persons the consents or approvals (or effective waivers thereof).

(C)	If the parties are unable to obtain any such consent, approval, or waiver, then

(1)	This Purchase Agreement shall not constitute or be deemed to be a contract to assign the same if an attempted assignment without such consent, approval, or waiver would constitute a breach of such item or create in the issuer or any party thereto the right or power to cancel or terminate such item; and

(2)	Ferro will cooperate with Novolyte in any reasonable arrangement designed to provide Novolyte with the benefit of Ferro’s rights under such item, including enforcement (at Novolyte’s expense) of any and all rights of Ferro against such person as Novolyte may reasonably request.

In the use of its reasonable efforts under subsection (C) above, Ferro will not be obligated to pay any additional consideration in order to obtain any consent, approval, or waiver. Ferro will, however, cooperate with Novolyte in obtaining a reasonable and economic solution with such person.

6.4	Accounting Reports. Except with regard to the preparation and delivery of the Closing Working Capital, the Closing Statement and the documentation related thereto, which shall be prepared and delivered to Ferro at Novolyte’s cost, after the Closing, Novolyte will cause the management of the Fine Chemicals Business to prepare and deliver to Ferro (at Ferro’s cost) –

(A)	Year-end, quarterly, and/or monthly trial balances for the Fine Chemicals Business, together with supporting detail, for periods on or before the Closing Date normally provided by Ferro business units;

(B)	Information needed in order to file statutory financial statements and Tax Returns for Ferro in respect of periods on or before the Closing Date; and

(C)	Such other records and accounts as may reasonably be required by Ferro in order to complete financial statements and reports relating to the pre-Closing activities of the Fine Chemicals Business.

After the Closing, Novolyte will, at Ferro’s cost, also cause management of the Fine Chemicals Business to afford Ferro internal and external auditors such access to the books and records of the Fine Chemicals Business as they may reasonably require in order for Ferro to satisfy any reporting and audit requirements; provided that Novolyte may restrict access to information relating to any dispute between the parties or which is privileged. Such access shall be during normal business hours and subject to at least five (5) days’ prior written notice. In addition to the foregoing, Novolyte shall provide Ferro reasonable access to the books and records of the Fine Chemicals Business in order to complete its review of the Closing Working Capital.

6.5	Non-Competition; Non-Solicitation.

(A)	Generally. Subject to Section 6.5(B), in order to protect the goodwill of the Fine Chemicals Business, for a period of five (5) years after the Closing, neither Ferro nor any of its Affiliates will, directly or indirectly, engage in, or have an ownership interest in or act as agent, advisor, lender or consultant of or to any person, firm, partnership, corporation or other entity that is engaged in the business of designing, developing, formulating, manufacturing, marketing or selling the Products currently sold by the Fine Chemicals Business (the “Non-Compete Business”). Nothing in this Section 6.5(A), however, shall be deemed to prohibit or restrict Ferro or any of its Affiliates –

(1)	From continuing to conduct any business in which Ferro or its Affiliates are currently engaged in the manner such business is conducted as of the Closing;

(2)	From acquiring or owning less than a 10% equity interest in any publicly-traded company (whether or not such company is engaged in a business that competes with the Non-Compete Business);

(3)	From acquiring a controlling equity interest in any company or other entity that is engaged in a business that competes with the Non-Compete Business if the annual sales from such entity’s competing business or entity do not exceed ten (10) percent of total revenues from such entity in the 12-month period immediately preceding such acquisition; provided that the acquisition of such competing business was not the principal purpose of such acquisition;

(4)	From acquiring a controlling equity interest in any company or other entity that is engaged in a business that competes with the Non-Compete Business if the annual sales from such entity’s competing business or entity exceed ten (10) percent but are less than forty percent (40%) of such business’ or entity’s total revenues in the 12-month period immediately preceding such acquisition (“Acquired Competing Business”) provided that (i) the acquisition of such Acquired Competing Business was not the principal purpose of such acquisition and (ii) within thirty (30) days following the consummation of the acquisition of the Acquired Competing Business Ferro shall notify Novolyte of such acquisition, including a description in reasonable details of the nature of the business and such other information as reasonably requested by Novolyte, and offer Novolyte the opportunity to purchase the Acquired Competing Business. If Novolyte makes such an offer to purchase the Acquired Competing Business it shall do so in writing within thirty (30) days of the notification by Ferro. Ferro and Novolyte shall negotiate in good faith to consummate such sale for a period of sixty (60) days after receipt of Novolyte’s written offer. If Ferro does not accept Novolyte’s offer for the Acquired Competing Business or Novolyte and Ferro are otherwise unable to enter into a definitive agreement for the sale of the Acquired Competing Business, Ferro may offer for sale the Acquired Competing Business to a third party for a price greater than the amount, or other terms more favorable, when viewed as a whole, than that offered by Novolyte, as applicable. Notwithstanding anything herein to the contrary, if Ferro has not disposed of the Acquired Competing Business within eighteen (18) months after its acquisition (subject to such period being extended pursuant to any bona fide letter of intent or written agreement that Ferro has with a third party) and Novolyte made an offer to purchase such business under this paragraph, then Ferro sell such business to Novolyte at the price and otherwise on the terms specified in Novolyte’s offer notice;

(5)	From conducting those activities described in Section 6.5(B) hereto; and

(6)	From Ferro Corporation being acquired by or merged into any company or other entity that engages in a Non-Compete Business.

In order to protect the goodwill of the Fine Chemicals Business, for a period of five (5) years after the Closing, neither Ferro nor any of its Affiliates will induce or attempt to induce any customer, supplier or other business relation of the Fine Chemicals Business to cease doing business with Novolyte or any of its Affiliates and/or the Fine Chemicals Business or materially reduce the amount of such business.

(B)	Additional Agreements if Suzhou Equity Transfer Is Not Consummated. If the Suzhou Equity Transfer is not consummated pursuant to the terms of the Suzhou Equity Transfer Agreement, on or prior to June 30, 2009, then Ferro shall continue to operate the Suzhou business for the benefit of Novolyte pursuant to the terms of the Management and Transition Services Agreement and at such time as shall be mutually determined by Novolyte and Ferro, Ferro shall sell, transfer and convey to Novolyte or its assignee all of the Tangible Personal Property located at the Suzhou Location on an AS-IS basis (the “Suzhou Personal Property”) for a price equal to $10 million (the “Suzhou Personal Property Price”) minus the aggregate cost to Novolyte of (1) transporting the Suzhou Personal Property to a location determined by Novolyte, and (2) purchasing or establishing an operational business at such location having the same production capabilities as the Suzhou business (items (1) and (2) hereof are collectively, the “New Establishment Costs”); provided, however, in no event will the amount paid to Ferro be less than $3.5 million and provided further, that the parties shall cause such funds to be released from the Escrow Agent on or before December 31, 2009. For the avoidance of doubt, Ferro may not (a) sell the Suzhou Personal Property to any third party, or (b) use the Suzhou Personal Property for any purpose other than pursuant to this Section 6.5(B), and Ferro Suzhou shall remain subject to the provisions of Section 6.5(A). For the avoidance of doubt, if the Suzhou Equity Closing has not occurred by June 30, 2009 and has not otherwise been extended pursuant to the terms of the Suzhou Equity Transfer Agreement, Novolyte shall be entitled to receive $6.5 million out of the Escrow Funds on June 30, 2009 and Ferro shall be entitled to receive $3.5 million out of the Escrow Funds by December 31, 2009.

(C)	Relief and Other Matters. If any breach or threatened breach by Ferro of this Section 6.5 or Section 8.1(E), Novolyte will be entitled to injunctive or other equitable relief to restrain Ferro from engaging in conduct that would constitute a breach of its obligations under this Purchase Agreement. Such relief will be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. Ferro acknowledges and agrees that the provisions of this Section 6.5 and Section 8.1(E) may be enforced by Novolyte or any successor or assign of Novolyte and that the provisions of this Section 6.5 and Section 8.1(E) are intended for the benefit of Novolyte and its Affiliates. Ferro agrees that if any provision of this Section 6.5 or Section 8.1(E) shall be held to be unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Purchase Agreement. If the provisions of this Section 6.5 or Section 8.1(E) relating to the area of restriction, the period of restriction, or the scope of restriction exceed the maximum area, period of time or scope that a court of competent jurisdiction will enforce, said area, period of time and scope shall, for purposes of this Purchase Agreement, be deemed to be the maximum area or period of time or scope which a court of competent jurisdiction would deem valid and enforceable. Ferro further acknowledges that (i) the making of the restrictive covenants contained in this Section 6.5 and Section 8.1(E) by it was a material inducement to Novolyte entering into this Purchase Agreement and (ii) the restrictions contained in this Section 6.5 and Section 8.1(E) are fair, reasonable and supported by legitimate business interests of Novolyte.

6.6	Access to Former Business Records. For a period of seven years after the Closing, or until any audits of Ferro’s Tax Returns relating to periods before or including the Closing are completed, whichever occurs later, Novolyte will retain all business records constituting part of the Acquired Assets. During such period, to the extent permitted by law, Novolyte will afford duly authorized representatives of Ferro reasonable access to all of such records and will permit such representatives, at Ferro’s expense, to make abstracts from, or to make copies of any of such records created, produced, or obtained before the Closing; provided that Novolyte may restrict access to information relating to any dispute between the parties or which is privileged. During such period, Novolyte will, to the extent permitted by law, cooperate with Ferro, and cause employees of the Fine Chemicals Business to cooperate with Ferro, in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, or investigation relating to Ferro’s conduct of the Fine Chemicals Business before the Closing.

6.7	Access to Former Employees. After the Closing, each party will make available to the other party the employees of Novolyte, Ferro, and the Fine Chemicals Business whom the other party may reasonably need in order to defend or prosecute any legal or administrative action to which Ferro or Novolyte are a party and which relates to the conduct of the Fine Chemicals Business. The requesting party will pay or reimburse the other party for all reasonable expenses which may be incurred by such employees in connection therewith, including all travel, lodging, and meal expenses, and will further compensate the other party for the number of whole business days spent by each such employee in providing such services at the rate of 130% of the average daily gross pay per business day (excluding the value of employee benefits) of such employee during the calendar month in which such services are performed.

6.8	Insurance Coverage. Subject to the terms set forth in Appendix Q relating to Ferro’s COBRA obligations, at or after the Closing, Ferro and its Affiliates will have the right to terminate any and all insurance coverage affecting the Fine Chemicals Business, provided that other than any self-insured coverage, no such termination shall be solely related to the Fine Chemicals Business, with the effect that Novolyte will have no right of recovery with respect to any claim under policies or for refunds of premiums of insurance that previously covered the Fine Chemicals Business. To the extent such insurance is maintained, Novolyte and the Fine Chemicals Business will continue to be entitled to non-self-insured recoveries (net of deductibles and out-of-pocket claims handling costs) after the Closing under occurrence-based insurance policies in respect of insured events that occurred before the Closing, and Ferro will, as directed by Novolyte, diligently pursue non-self-insured recoveries under such policies (in the case of out-of-pocket expenses, at Novolyte’s cost) and promptly pay over such net recoveries upon receipt. Ferro will be responsible for the administration of claims for such recoveries, but shall have no obligation or responsibility for any payments, whether premiums, deductibles or otherwise, in respect to any such policy.

6.9	Trade Accounts Receivable/Collections. After the Closing, Ferro will permit, and hereby authorizes Novolyte to collect, in the name of Ferro and Ferro Belgium, as applicable, all Trade Accounts Receivable constituting part of the Acquired Assets and to endorse with the name of Ferro or Ferro Belgium, as applicable, for deposit in Novolyte’s account any checks or drafts received in payment thereof. Ferro will promptly deliver (and will cause Ferro Belgium to promptly deliver) to Novolyte any cash, checks or other property that it may receive after the Closing in respect of any Trade Accounts Receivable or other asset constituting part of the Acquired Assets.

Article 7 — - Representations and Warranties

7.1	Ferro’s Representations and Warranties Generally. Ferro represents and warrants to Novolyte the following:

(A)	Organization and Existence. Ferro is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and Ferro Suzhou is a wholly-owned foreign enterprise organized and existing under the laws of the P.R.C.

(B)	Capitalization of Ferro Suzhou. As of the date of this Agreement (which shall be updated by Ferro immediately prior to the closing of the Suzhou Equity Transfer), Ferro Suzhou’s authorized capital consists solely of a total investment of $8,032,000 (U.S.) and registered capital of $4,016,000 (U.S.), of which the Suzhou Equity Interest is the only capital stock outstanding. The Suzhou Equity Interest has been duly issued, has been fully paid, and is nonassessable. Neither Ferro nor Ferro Suzhou has issued or granted to any person any option, warrant, conversion right, or other right of any kind to acquire any other equity capital of Ferro Suzhou.

(C)	Power and Authority. Ferro has full power and authority under its constitutive documents and the laws of the State of Ohio to execute, deliver, and perform this Purchase Agreement.

(D)	Authorization. The execution, delivery, and performance of this Purchase Agreement by Ferro has been duly authorized by all requisite corporate action on the part of Ferro.

(E)	Binding Effect. This Purchase Agreement is a valid, binding, and legal obligation of Ferro.

(F)	No Default. Neither the execution and delivery of this Purchase Agreement or any Other Document nor Ferro’s full performance of its obligations under this Purchase Agreement or any Other Document will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of Ferro’s constitutive documents.

(G)	Finders. With the sole exception of KeyBanc Capital Markets, Ferro has not engaged and is not directly or indirectly obligated to any person acting as a broker, finder, or similar capacity in connection with the transactions contemplated by this Purchase Agreement.

(H)	HSR Act. Ferro acknowledges that Novolyte is relying on the most recent regularly prepared Fine Chemicals Business’ balance sheet as provided by Ferro for the purpose of making its determination whether a filing is required to be made under the HSR Act and Regulations, in respect of the transactions contemplated by this Purchase Agreement and such most recent balance sheet is true and correct in all material respects.

7.2	Representations and Warranties Concerning the Fine Chemicals Business. Simultaneously with the execution and delivery of this Purchase Agreement, Ferro is delivering to Novolyte Disclosure Schedules, which will solely contain the information described in Appendix M (the “Disclosure Schedules”). Ferro represents and warrants to Novolyte the following:

(A)	Organization. Except for the Suzhou Equity Interest and as otherwise disclosed on Part A of the Disclosure Schedule, neither Ferro nor Ferro Suzhou owns or holds any other equity interest, directly or indirectly, in any company, corporation, partnership, joint venture, business, firm, or other entity which engages in a Non-Compete Business, and except for the Fine Chemicals Business, neither Ferro nor any of its Affiliates is engaged in a Non-Compete Business.

(B)	Financial Statements. Except as otherwise disclosed on Part B of the Disclosure Schedule, the financial statements contained in Subparts B-1 to B-6 of the Disclosure Schedule are (1) true, correct copies and complete in all material respects, (2) are derived from management accounts created and maintained by Ferro and Ferro Suzhou in the ordinary course in accordance with its respective standard practices, and (3) present fairly and accurately, in all material respects, the financial position, results of operations, and changes in financial condition of the Fine Chemical Business at the dates and for the periods set forth therein.

(C)	Inventories. Except as otherwise disclosed on Part C of the Disclosure Schedule, (1) Ferro, Ferro Suzhou, Ferro Japan or Ferro Belgium, as applicable, Own all Inventories described on Part C of the Disclosure Schedule; and (2) such Inventories have been valued on the books of Ferro, Ferro Suzhou, Ferro Japan or Ferro Belgium, as applicable, in accordance with the Accounting Principles.

(D)	Trade Accounts Receivable. Except as otherwise disclosed on Part D of the Disclosure Schedule, (1) all of the Trade Accounts Receivable arose out of the ordinary course conduct of the Fine Chemicals Business, (2) Ferro, Ferro Suzhou or Ferro Belgium, as applicable Own all of the Trade Accounts Receivable listed or described on Part D of the Disclosure Schedule; (3) none of such Trade Accounts Receivable is owing by Ferro or any of its Affiliates; and (4) the Trade Account Receivable are not subject to any valid counterclaim or set off.

(E)	Trade Accounts Payable. Except as otherwise disclosed on Part E of the Disclosure Schedule, (1) all of the Trade Accounts Payable liabilities reflected on Ferro’s, Ferro Suzhou’s or Ferro Belgium’s books arose out of the ordinary course conduct of the Fine Chemicals Business; (2) no such liabilities are owing to Ferro or any of its Affiliates; and (3) neither Ferro, Ferro Suzhou nor Ferro Belgium are in Default under any note, bond, debenture, mortgage, indenture, security agreement, guaranty, or other instrument of indebtedness.

(F)	Real Property. Except as otherwise disclosed on Part F of the Disclosure Schedule, (1) Ferro or Ferro Suzhou, as applicable, Own all of the Real Property listed as “owned” on Subpart F 1 of the Disclosure Schedule; and there is no other real property owned by Ferro or its Affiliates that is used primarily in connection with the Fine Chemicals Business and there is no other real property owned by Ferro Suzhou; (2) Ferro or Ferro Suzhou, as applicable, have good and marketable title in fee simple to such Real Property, subject only to the Permitted Encumbrances and in the case of the Real Property located in Louisiana, Ferro has full and exclusive right to convey its interests in the Real Property; (3) the leases of real property listed as “leased” on Subpart F 2 of the Disclosure Schedule are valid and subsisting leases and there are no other real property leases used by Ferro or its Affiliates that are primarily related to the Fine Chemicals Business other than as set forth on Subpart F-2 of the Disclosure Schedule; (4) neither Ferro nor Ferro Suzhou nor any Affiliate is in Default under any lease of any such real properties; (5) to the Knowledge of Ferro, the improvements to the Real Property are, taking into account their age and prior use, in reasonably good condition and repair for Ferro’s current business use of the Real Property, ordinary wear and tear excepted; (6) the Existing Survey is a true and correct survey of a portion of the Real Property located in the United States and there have been no material changes to the Real Property represented by the Existing Survey since the date of the Existing Survey that will be reflected on the Updated Survey if obtained by Novolyte; (7) other than with regard to P.R.C. Environmental Laws or Environmental Laws, which shall be exclusively handled in Part (M) hereof and Health and Safety Laws and P.R.C. Health and Safety Laws, which shall be exclusively handled in Part (N) hereof, neither Ferro or Ferro Suzhou have received any written notice of (A) any violations (collectively, “Violations”, and individually, a “Violation”) of any applicable law or requirements of any governmental authority having jurisdiction against or affecting the Real Property or the construction, management, ownership, maintenance, operation, use, or improvement thereof (collectively, “Legal Requirements”), or (B) any condition relating to the Real Property which would constitute a Violation; (8) other than with regard to P.R.C. Environmental Laws or Environmental Laws, which shall be exclusively handled in Part (M) hereof and Health and Safety Laws and P.R.C. Health and Safety Laws, which shall be exclusively handled in Part (N) hereof, the Real Property is and on the Closing Date shall be in material compliance with all Legal Requirements.

(G)	Tangible Personal Property. Except as otherwise disclosed on Part G of the Disclosure Schedule, (1) Ferro or Ferro Suzhou, as applicable, Own all tangible personal property listed as “owned” on Subparts G 1 to G-3 of the Disclosure Schedule; (2) the leases of tangible personal property listed as “leased” on Subpart G 4 of the Disclosure Schedule are valid and subsisting leases (and there are no tangible personal property leases used primarily in connection with the Fine Chemicals Business except for those disclosed on Subpart G-4 of the Disclosure Schedule); (3) neither Ferro nor Ferro Suzhou are in Default under any lease listed on Part G (nor, to Ferro’s knowledge, is any lessor in default thereunder); and (4) the items of tangible personal property listed on Part G of the Disclosure Schedule are, taking into account their age and prior use, in reasonably good condition and repair, ordinary wear and tear excepted.

(H)	Intellectual Property. Except as otherwise disclosed on Part H of the Disclosure Schedule, (1) Ferro or Ferro Suzhou, as applicable, Own all of the Acquired Intellectual Property listed as “owned” on Subparts H-1 to H-4 of the Disclosure Schedule; (2) the license, technology, or similar agreements to employ the Acquired Intellectual Property listed as “licensed by” on Subpart H-5 of the Disclosure Schedule are valid and subsisting agreements (and there are no such agreements primarily related to the Fine Chemicals Business except for those disclosed on Subpart H-5 of the Disclosure Schedule); (3) except with respect to the items listed in such Subpart H-5 of the Disclosure Schedule, neither Ferro nor Ferro Suzhou is obligated to pay any amount, whether as a royalty, license, fee, or other payment to any person in order to use any of the Acquired Intellectual Property used by the Fine Chemicals Business; (4) the license, technology, or similar agreements to employ the Acquired Intellectual Property listed as “licensed to” on Subpart H-6 of the Disclosure Schedule are valid and subsisting agreements; (5) except with respect to the items listed in such Subpart H-6, neither Ferro nor Ferro Suzhou have granted any rights or interest to any person in connection with any of the Acquired Intellectual Property described in Part H of the Disclosure Schedule; (6) neither the conduct of the Fine Chemicals Business nor use of the Acquired Intellectual Property by Ferro or Ferro Suzhou infringes upon, violates or misappropriates the Intellectual Property rights of any person, (7) Ferro or Ferro Suzhou Owns, solely and exclusively, or has the legal right to use pursuant to a written license agreement, the Acquired Intellectual Property; (8) each item of Acquired Intellectual Property listed as “owned” on Subparts H-1 to H-4 of the Disclosure Schedule is subsisting; has not been abandoned or canceled and has been maintained effective by all requisite filings, renewals and payments; (9) no litigation is pending or, to Ferro’s knowledge, threatened against Ferro or Ferro Suzhou, or to Ferro’s knowledge, pending or threatened against any officer, director, stockholder, employee or agent of Ferro or Ferro Suzhou, for the infringement of any Intellectual Property owned or allegedly owned by any other party; (10) since January 1, 2005, neither Ferro or Ferro Suzhou has received any written demands or written offers to license alleging the items set forth in subjection 9 hereof, nor, to Ferro’s knowledge, does any basis exist for any such litigation; (11) to Ferro’s knowledge, there has been no infringement or unauthorized use by any other person of any Acquired Intellectual Property; (12) since January 1, 2005, there have been no claims made in writing or, to Ferro’s knowledge, threatened, by any third party contesting the validity, use, enforceability or ownership of the Acquired Intellectual Property, and to Ferro’s knowledge, there is no basis for the same; (13) Ferro and Ferro Suzhou have taken commercially reasonable measures to protect the secrecy and confidentiality of all material proprietary information and all material trade secrets used in the Fine Chemicals Business; and (14) the Acquired Intellectual Property constitutes all of the Intellectual Property Owned or used by Ferro and its Affiliates necessary for the operation of the Fine Chemicals Business as presently conducted (except for the services provided pursuant to the Other Documents and except for any tangible or intangible property used by Ferro in providing corporate, accounting, human resource and intellectual technology overhead functions to the Fine Chemicals Business).

(I)	Indebtedness. Except as otherwise disclosed on Part I of the Disclosure Schedule, neither Ferro nor Ferro Suzhou is in Default under any note, bond, debenture, mortgage, indenture, security agreement, guaranty, or other instrument of indebtedness.

(J)	Litigation. Except as otherwise disclosed on Part J of the Disclosure Schedule and other than with regard to P.R.C. Environmental Laws or Environmental Laws, which shall be exclusively handled in Part (M) hereof and Health and Safety Laws and P.R.C. Health and Safety Laws, which shall be exclusively handled in Part (N) hereof, (1) there exists no litigation, proceedings, actions, claims, or investigations at law or in equity pending, or to Ferro’s knowledge, threatened with respect to the Fine Chemicals Business or Ferro Suzhou; and (2) neither Ferro with respect to the Fine Chemicals Business nor Ferro Suzhou are subject to any writ, injunction, order, or decree of any court, agency, or other governmental authority.

(K)	Contracts and Commitments. Except as otherwise disclosed on Part K of the Disclosure Schedule, (1) each of the contracts, commitments, and other obligations listed on Part K is a valid and binding obligation of Ferro or Ferro Suzhou, as applicable, and, to Ferro’s knowledge, the other party or parties thereto; (2) neither Ferro, Ferro Suzhou nor, to Ferro’s knowledge, any other party thereto has terminated, cancelled, or substantially modified any contract, commitment, or other obligation required to be identified in Part K of the Disclosure Schedule; (3) neither Ferro, Ferro Suzhou nor, to Ferro’s knowledge, any other party thereto is in Default under any contract, commitment, or other obligation required to be identified in Part K of the Disclosure Schedule; and (4) neither the execution and delivery of this Purchase Agreement or any Other Document nor Ferro’s performance of its obligations under this Purchase Agreement or any Other Document will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of any contract, commitment, or other obligation to which Ferro is a party.

(L)	Employees and Employee Benefits. Except as otherwise disclosed on Part L of the Disclosure Schedule, (1) neither Ferro nor Ferro Suzhou have any employment contracts in respect of the Fine Chemicals Business or its employees; (2) neither Ferro nor Ferro Suzhou have any material pension, retirement, profit sharing, deferred compensation, employee share option or share purchase, bonus, or incentive compensation plans, schemes, or arrangements in respect of the Fine Chemicals Business or its employees; (3) neither Ferro nor Ferro Suzhou have any material employee health, dental, vision, life insurance, long-term or short-term disability, vacation, tuition reimbursement, redundancy, severance or other social plans, schemes, or arrangements relating and applicable to the Fine Chemicals Business or its employees; (4) none of the Acquired Assets are subject to a lien under Title IV of ERISA; and (5) all Foreign Plans maintained or contributed to by Ferro Suzhou are in material compliance with all applicable laws.

(M)	Compliance with Environmental Laws. Except as otherwise disclosed on Part M of the Disclosure Schedule, (1) Ferro and Ferro Suzhou are, and have since January 1, 2005 been, in compliance with all Environmental Laws and P.R.C. Environmental Laws, as applicable, to the Fine Chemicals Business and the Acquired Assets, including Environmental Laws and P.R.C. Environmental Laws, as applicable, relating to emissions, discharges, and releases of Hazardous Materials into land, soil, ambient air, water, and the atmosphere, or relating to the generation, treatment, storage, transportation, and disposal of Hazardous Materials; (2) Ferro and Ferro Suzhou have obtained all material Permits required under Environmental Law and P.R.C. Environmental Laws, as applicable, for its respective operation of the Fine Chemicals Business, and the Fine Chemicals Business is, and has since January 1, 2005 been, in compliance with the terms and conditions of all such Permits, respectively, and there is no suspension or cancellation of any such Permits pending, or to Ferro’s knowledge threatened; (3) except for Hazardous Materials used in compliance with applicable Environmental Laws or P.R.C. Environmental Laws, and used in the ordinary course of the Fine Chemicals Business, there exist no Hazardous Materials on, under, at, from or in the Acquired Assets or the Ferro Suzhou Location, the presence of which would reasonably be expected to have a materially adverse effect on the Fine Chemicals Business Condition; (4) since January 1, 2005, neither Ferro nor Ferro Suzhou has received any written notice from any governmental authority or third party of any actual or threatened Environmental Matter or Environmental Condition, or asserting that Ferro or Ferro Suzhou has an obligation to investigate, take corrective action, remediate or monitor any Environmental Matter or Environmental Condition, pursuant to Environmental Laws or P.R.C. Environmental Laws, as applicable; (5) Ferro has made available to Novolyte all material environmental reports, assessments, audits, studies, investigations, data, environmental Permits and other written environmental information prepared by independent third parties since January 1, 2005 in the custody or possession of Ferro concerning the Fine Chemicals Business, Ferro Suzhou and the Acquired Assets and the Real Property and the Suzhou Location; (6) Ferro and Ferro Suzhou maintain all records and have prepared and filed all lists, reports, and other information required pursuant to, and has otherwise complied in all respects with, the Toxic Substance Control Act, as amended, 15 U.S.C. 2601 et seq., and the rules and regulations thereunder, or P.R.C. Environmental Laws, as applicable, with respect to the Products manufactured, sold or distributed by the Fine Chemicals Business.

(N)	Compliance with Health and Safety Laws. Except as otherwise disclosed on Part N of the Disclosure Schedule and other than with regard to P.R.C. Environmental Laws or Environmental Laws, which shall be exclusively handled in Part (M) hereof, (1) the Fine Chemicals Business is in compliance with, and since January 1, 2005 has been conducted in compliance with, all Health and Safety Laws and P.R.C. Safety Laws, as applicable; and (2) neither Ferro nor Ferro Suzhou have received any written notice of any violations with respect to Health and Safety Laws applicable to the Fine Chemicals Business or P.R.C. Safety Laws, as applicable; and (3) Ferro and Ferro Suzhou have obtained all Permits required under Health and Safety Laws and P.R.C. Safety Laws, as applicable, for its respective current operation of the Fine Chemicals Business, and the Fine Chemicals Business is, and has since January 1, 2005 been, in compliance with the terms and conditions of all such Permits, respectively, and there is no suspension or cancellation of any such Permits pending, or to Ferro’s knowledge threatened.

(O)	Compliance with Other Laws. Except as otherwise disclosed on Part O of the Disclosure Schedule and other than with regard to P.R.C. Environmental Laws or Environmental Laws, which shall be exclusively handled in Part (M) hereof and Health and Safety Laws and P.R.C. Health and Safety Laws, which shall be exclusively handled in Part (N) hereof, (1) the Fine Chemicals Business is in compliance with all statutes, ordinances, regulations, and other governmental requirements applicable to the conduct of the Fine Chemicals Business, (2) neither Ferro nor Ferro Suzhou have received any written notice of any violations with respect to such statutes, ordinances, regulations, and other governmental requirements applicable to the conduct of the Fine Chemicals Business, (3) Ferro or Ferro Suzhou, as applicable, is in compliance with all Permits applicable to the Fine Chemicals Business as currently conducted by them respectively, (4) the Permits are all Permits necessary to operate the Fine Chemicals Business as currently conducted by Ferro or Ferro Suzhou, as applicable, and (5) no suspension or cancellation of any Permits is pending or, to Ferro’s knowledge, threatened.

(P)	Taxes. Except as otherwise disclosed in Part P of the Disclosure Schedule since January 1, 2005, (1) all Tax Returns required to be filed by the Fine Chemicals Business before Closing with respect to the Fine Chemicals Business have been or will be filed on or before the Closing; (2) all Taxes due and payable before Closing with respect to the Fine Chemicals Business whether or not shown on any Tax Return have been or will be paid when required by law; (3) the assets of the Fine Chemicals Business are not encumbered by any unpaid Taxes other than a Permitted Encumbrance; (4) the Fine Chemicals Business is not the beneficiary of any extension of time within which to file any Tax Return; (5) no written claim has been made by a governmental authority in a jurisdiction where the Fine Chemicals Business does not file Tax Returns that the Fine Chemicals Business is or may be subject to taxation by that jurisdiction; (6) the Fine Chemicals Business has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 (or any other applicable form) required with respect thereto have been properly completed and timely filed; (7) there is no dispute or claim concerning any Tax liability of the Fine Chemicals Business claimed or raised by any taxing authority in writing; (8) the Tax Returns described in Part P are accurate and complete copies, in all material respects, of such Tax Returns; (9) the Fine Chemicals Business has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (10) the Fine Chemicals Business is not a party to any Tax allocation or sharing agreement; (11) the Fine Chemicals Business (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) does not have any liability for the Taxes of any person (other than itself) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and (12) the Fine Chemicals Business has collected all material sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority and has furnished properly completed exemption certificates for all exempt transactions.

(Q)	Insurance. Except as otherwise disclosed in Part Q of the Disclosure Schedule, Ferro or Ferro Suzhou, as applicable, have insured or self-insure the assets and properties of the Fine Chemicals Business against those insurable risks and to an extent Ferro or Ferro Suzhou, as applicable, deem reasonably necessary for their continued conduct of the Fine Chemicals Business and for protection against injury, damage, or loss.

(R)	No Material Events. Except as otherwise disclosed in the Disclosure Schedule, (1) the Fine Chemicals Business has been conducted only in the ordinary and usual course since December 31, 2007, and (2) no Material Events have occurred since December 31, 2007.

(S)	Acquired Assets. Except as set forth on Part S of the Disclosure Schedule, (1) Ferro Owns the Suzhou Equity Interest and the Acquired Assets, (2) immediately following the Closing Novolyte will Own the Suzhou Equity Interest and the Acquired Assets (other than Encumbrances created by Novolyte), (3) the Acquired Assets are in the possession of Ferro and Ferro Suzhou or under Ferro’s or Ferro Suzhou’s control; (4) the sale of the Acquired Assets to Novolyte pursuant to this Agreement will convey to Novolyte all of the tangible and intangible property primarily used by Ferro and Ferro Suzhou in their current conduct of the Fine Chemicals Business (except for the Retained Assets, the services provided pursuant to the Other Documents and except for any tangible or intangible property used by Ferro in providing corporate, accounting, human resource and intellectual technology overhead functions to the Fine Chemicals Business); and (5) the Acquired Assets, when combined with the services provided pursuant to the Other Documents, will enable Novolyte to continue the conduct of the Fine Chemicals Business as the same is currently being conducted by Ferro and Ferro Suzhou (except for the services provided pursuant to the Other Documents and except for any tangible or intangible property used by Ferro in providing corporate, accounting, human resource and intellectual technology overhead functions to the Fine Chemicals Business).

(T)	Undisclosed Liabilities. Except as otherwise set forth on Part T of the Disclosure Schedule,

(1)	There is no liability that is an Assumed Liability of the nature required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP except for (a) liabilities for future performance under Acquired Contracts, Acquired Leases, Acquired Licenses and Acquired Permits, (b) liabilities set forth on the face of the most recent balance sheet, and (c) liabilities of a similar nature to those set forth on the most recent balance sheet which have arisen after the date thereof in the ordinary course of Fine Chemicals Business.

(2)	Ferro Suzhou has no liability that is an Assumed Liability of the nature required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP except for (a) liabilities for future performance under Contracts, Leases, Licenses and Permits of Ferro Suzhou, (b) liabilities set forth on the face of the most recent balance sheet, and (c) liabilities of a similar nature to those set forth on the most recent balance sheet which have arisen after the date thereof in the ordinary course of Fine Chemicals Business.

(U)	Suppliers. Except as otherwise set forth on Part U of the Disclosure Schedule, no Top Ten Supplier or services to Ferro or Ferro Suzhou has notified Ferro or Ferro Suzhou in writing that it intends to terminate its business relationship with Ferro or Ferro Suzhou or materially decrease the rate of, or materially change the material terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Ferro or Ferro Suzhou, and there are no disputes with a Top Ten Supplier of products or services to Ferro or Ferro Suzhou.

(V)	Customers. Except as otherwise set forth on Part V of the Disclosure Schedule, Ferro has not received any written notification from any Top Ten Customer of Ferro or Ferro Suzhou to the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from Ferro or Ferro Suzhou.

7.3	Novolyte’s Representations and Warranties. Novolyte represents and warrants to Ferro, as of the date of this Agreement and the Closing, the following:

(A)	Organization and Existence. Novolyte is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(B)	Power and Authority. Novolyte has full corporate power and authority under its constitutive documents and under the laws of the State of Delaware to execute, deliver, and perform this Purchase Agreement.

(C)	Authorization. The execution, delivery, and performance of this Purchase Agreement have been duly authorized by all requisite corporate actions on the part of Novolyte.

(D)	Binding Effect. This Purchase Agreement is a valid, binding, and legal obligation of Novolyte.

(E)	No Default. Neither the execution and delivery of this Purchase Agreement nor Novolyte’s full performance of its obligations under this Purchase Agreement will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of Novolyte’s constitutive documents or of any material contract, commitment, or other obligation to which Novolyte is a party.

(F)	Finders. Novolyte has not engaged and is not directly or indirectly obligated to any person acting as a broker, finder, or similar capacity in connection with the transactions contemplated by this Purchase Agreement.

(G)	Novolyte’s Financing Plan. Simultaneously with the execution and delivery of this Purchase Agreement, Novolyte has delivered to Ferro a true and complete copy of the plan (“Novolyte’s Financing Plan”) by which Novolyte anticipates obtaining sufficient cash funds to enable Novolyte to make the payment required under Section 2.8(A) above. Novolyte has no reason to believe that Novolyte’s Financing Plan cannot or will not be implemented or that Novolyte will not have sufficient cash funds to make the payment required under Section 2.8(A).

(H)	Hart Scott Rodino. Novolyte has made a determination that no filing is required under 16 C.F.R. § 801.10 of the HSR Act based upon the most recent balance sheet for the Fine Chemicals Business attached as Schedule 7.3(H) provided by Ferro and the mutual agreement of the parties to allocate $10 million of the Purchase Price to the Suzhou Equity Interest.

7.4	Meaning of “Ferro’s Knowledge”. Where a statement contained in this Article 7 is said to be to the “Ferro’s knowledge” (or words of similar import) such expression means that, after having conducted a reasonable internal due diligence review and in reliance on due diligence certifications, both as described in Appendix N of Ed Frindt, Jim Love, Barry Misquitta, Tammy Brice and Rick Watkins believe the statement to be true, accurate, and complete in all material respects. Notwithstanding anything to the contrary in this Agreement or certifications described in the preceding sentence and except with regard to claims related to fraud, gross negligence or intentional misconduct by such person in delivering such certificate, effective as of the Closing Ferro does hereby unconditionally and irrevocably forever release and discharge each of the Transferred Employees from all actions, suits, claims, causes of action, damages, liabilities and obligations, including without limitation any liability arising or resulting from any breach of the representations and warranties made by Ferro contained in this Agreement or the Other Documents. Nothing contained in any such certifications shall affect the covenants, agreements, obligations and indemnities of Ferro hereunder.

7.5	Disclaimer. The warranties stated in this Article 7 are the only representations and warranties either party has given the other party in connection with the transactions contemplated by this Purchase Agreement. Except as set forth in this Article 7, neither party has made, and each party expressly disclaims, any other or further representation or warranty, either express or implied, concerning the subject matter of this Purchase Agreement. All other warranties either party or anyone purporting to represent either party gave or might have given, or which might be provided or implied by law or commercial practice, are hereby excluded.

Article 8 — - Specific Obligations

8.1	Employee Obligations. The parties’ respective obligations with respect to Employees will be as follows:

(A)	Employment. The parties acknowledge and agree that this Section 8.1(A) will not apply to employees of Ferro Suzhou (the “Ferro Suzhou Employees”), which Ferro Suzhou Employees will, notwithstanding the Suzhou Equity Transfer, remain employees of Ferro Suzhou after the Suzhou Equity Closing. Effective as of the Closing, Novolyte will offer employment in a comparable position to each employee primarily related to the Fine Chemicals Business employed by Ferro and primarily engaged in the Fine Chemicals Business who is listed on Appendix P (the “Employees”), and in good faith encourage such Employees to accept such offers of employment, provided that Novolyte may (in accordance with its regular procedures) terminate the employment of, or (subject to Clause B below), otherwise modify the terms of such employment at any time after the Closing for any Transferred Employee (as defined below); provided, however, that Novolyte will not take or omit to take any action that could result in any liability to Ferro under the Worker Adjustment and Retaining Act (WARN), 29 U.S.C. Sec. 2101 with respect to any Employee, which relates to a termination of employment that occurs on or before the Closing. Ferro will cooperate in facilitating the performance of Novolyte’s obligation to make such offers and will in good faith encourage Employees who receive offers from Novolyte to accept such offers. The Employees offered employment by Novolyte and who accept such offers, together with the Ferro Suzhou Employees, are collectively referred to herein as the “Transferred Employees”. Novolyte will not offer employment to each Ferro employee or former employee primarily related to the Fine Chemicals Business listed on Appendix O and any employee not related to the Fine Chemicals Business (the “Excluded Employees”).

(B)	Terms of Employment. Novolyte will provide the Transferred Employees, effective as of the Closing through the one year anniversary of the Closing, with (1) annual base salary and bonus opportunity that is not less than the annual base salary and bonus opportunity which they were receiving immediately before the Closing, (2) benefits which in the aggregate are not less than that which they were receiving immediately before the Closing (excluding retiree medical benefits, defined benefit plan, stock-based compensation, bonuses related to this transaction and any benefit provided under a retiree benefit plan but including a medical and dental plan and a 401(k) plan), and (3) if there is a termination of employment during such one year period under circumstances in which such Transferred Employee would have been entitled to severance pay and/or benefits if he or she had terminated employment with Ferro immediately before the Closing, severance pay and/or severance benefits substantially equivalent to the severance pay and/or severance benefits set forth on Schedule 8.1(B), but counting service with Novolyte (for the avoidance of doubt, any severance pay and benefit shall exclude retiree medical benefits, defined benefit plan benefits, and stock-based compensation).

(C)	Pay and Benefits. Ferro will retain all liabilities related to or arising under all Employee Benefit Plans and Foreign Plans (other than Foreign Plans maintained by Ferro Suzhou) and will be solely responsible for all pay and benefits of all Ferro employees (other than Transferred Employees) earned or incurred before and after the Closing and for pay and benefits of the Transferred Employees earned or incurred before the Closing. Novolyte will be solely responsible for all pay and benefits of the Transferred Employees that is earned or incurred on and after the Closing, but only to the extent such pay and benefits is with respect to services performed for Novolyte on and after Closing. The parties’ respective obligations with respect to employee retirement plans and employee welfare plans shall be as set forth on Appendix Q.

(D)	Severance and Bonuses. Ferro will be solely responsible for any and all severance pay and benefits that become due contractually or by law to all employees of Ferro on termination of their employment with Ferro, as applicable. Novolyte will be solely responsible the severance pay set forth in Section 8.1(B) as a result of a termination of employment with Novolyte after the Closing. Ferro will be solely responsible for the payment to any U.S. Transferred Employee of a bonus or other incentive with respect to services performed during the period before the Closing.

(E)	Non-Interference. Neither Ferro nor any of its Affiliates will employ or offer employment to any Transferred Employee during the twenty-four (24) month period following the Closing without the prior written consent of Novolyte. During such period, neither Novolyte nor its Affiliates will, without the prior written consent of Ferro, employ or offer employment to an Excluded Employee or to any former employee of the Fine Chemicals Business who retired from or voluntarily terminated employment with Ferro or Ferro Suzhou, as applicable, from April 14, 2008 to the Closing Date and that is listed on Appendix O.

(F)	Third Party Beneficiaries.

(1)	All provisions contained in this Section 8.1 are included for the sole benefit of the parties hereto, and nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (a) in any other person, including, without limitation, any employees or former employees of Ferro, Ferro Suzhou or their Affiliates, any participant in any Employee Benefit Plan or Foreign Plan, or any dependent or beneficiary thereof, or (b) to continued employment with Novolyte or any of its Affiliates.

(2)	Notwithstanding anything in this 8.1 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Employee Benefit Plan or Foreign Plan. If (a) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Employee Benefit Plan or Foreign Plan, and (b) such provision is deemed to be an amendment to such Employee Benefit Plan or Foreign Plan even though not explicitly designated as such in this Agreement, then, solely with respect to such Employee Benefit Plan or Foreign Plan, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

Ferro’s duties and obligations arising out of the foregoing provisions of this Section 8.1 are “Ferro’s Employee Obligations. “Novolyte’s and its Affiliate’s duties and obligations arising out of the foregoing provisions of this Section 8.1 are the “Novolyte’s Employee Obligations.”

8.2	Environmental Obligations. The parties’ respective obligations with respect to Environmental Matters will be as follows:

(A)	Identified Environmental Matters. Subject to reasonable consultation with and information from Novolyte, Ferro will have authority for managing any necessary corrective action or remediation of any Environmental Condition resulting from the Environmental Matters identified on Appendix R-1 (collectively, the “Identified Environmental Matters”) and will be responsible for the cost of any such corrective action or remediation and any other costs or expenses incurred in connection with the Identified Environmental Matters. Novolyte hereby grants Ferro a limited license to enter upon the Baton Rouge Location of the Fine Chemicals Business for the limited purpose of carrying out any such corrective action or remediation pursuant to item 1 on Appendix R-1. Unless otherwise agreed upon by the parties (including on Appendix R-1) in writing, Novolyte will also make available to Ferro at actual cost, such utilities, materials, chemicals and labor at the Baton Rouge Location as Ferro may reasonably require in order to carry out such corrective action or remediation. Ferro agrees to carry out and complete any corrective action or remediation required to address the Identified Environmental Matters in accordance with applicable Environmental Laws or P.R.C. Environmental Laws, as the case may be, in effect at the time of such corrective action or remediation and in such a way as to minimize any interference with the operations of the Fine Chemicals Business or any other industrial fine chemicals business of Novolyte or its successors. Any such corrective action or remediation will be undertaken to correct or ameliorate any Identified Environmental Matter consistent with the use of such Real Property as an industrial site operating a fine chemicals business. Novolyte reserves all rights and remedies at law or in equity for any costs or expenses incurred by Novolyte to address any Environmental Condition arising post-Closing as a direct result of Ferro’s acts or omissions in undertaking the work required hereunder to address the Identified Environmental Matters.

(B)	Unknown Environmental Matters.

(1)	Environmental Investigations and Testing. After the Closing, Novolyte and its successors and assigns will not conduct any environmental investigation or testing with respect to the Real Properties unless:

(a) such investigation or testing is required by Environmental Law or P.R.C. Environmental Law; or

(b) such investigation or testing is necessary in order to respond to an unsolicited written claim by a third party (other than a successor or assign of Novolyte or the Fine Chemicals Business) relating to an Environmental Matter; provided, however, that Novolyte’s failure to comply with the provisions of this Section 8.2(B)(1) shall only affect Novolyte’s rights to indemnification under Section 8.2(B) to the extent an Environmental Matter other than an Identified Environmental Matter is discovered as a direct result of an investigation or testing conducted by Novolyte in contravention of this Section 8.2(B)(1), and in no other event shall Ferro’s Environmental Obligations under Section 8.2 otherwise be affected or reduced.

(2)	Procedure. If an Environmental Matter other than an Identified Environmental Matter is identified on Appendix R-2, in the Disclosure Schedules, or after the Closing, then

(a) Novolyte will conduct a preliminary investigation to determine whether corrective action, remedial action or monitoring is legally required under Environmental Law or P.R.C. Environmental Law, as the case may be, with respect to such Environmental Matter and thus constitutes an “Environmental Condition.” If at any time after the Closing, Novolyte proposes to conduct any sort of intrusive or invasive environmental testing in compliance with Section 8.2(B)(1) hereof, Novolyte will provide Ferro at least one (1) week prior notice in writing of such proposal with a description of the testing to be conducted and the manner in which such testing will be conducted, and promptly make available to Ferro the final test results and any final reports prepared by or for Novolyte with respect to the test results.

(b) If Novolyte determines, in its reasonable, good faith judgment and upon reasonable consultation with and information from Ferro, that such Environmental Matter constitutes an Environmental Condition for which Ferro may be liable under this Section 8.2, then Novolyte will give Ferro timely notice of the facts and circumstances that caused Novolyte to conclude that such Environmental Matter is or was an Environmental Condition.

(c) Novolyte will, in reasonable consultation with and with information from Ferro, in good faith, design and develop, and deliver to Ferro, a plan or program (a “Remediation Plan”) for remediating, correcting or ameliorating the Environmental Condition and Novolyte agrees to use reasonable efforts to use low cost alternatives, based upon standards that are the minimum standards required under Environmental Law or P.R.C. Environmental Law, as the case may be, applicable to the industrial operations of the Fine Chemicals Business, including the use of institutional controls and deed restrictions limiting future use of the Real Property for industrial fine chemical purposes. (A written Remediation Plan that satisfies the requirements of the preceding sentence and is delivered to Ferro is referred to below as an “Economic Remediation Plan.”) Ferro shall within thirty (30) days of receipt of the Economic Remediation Plan respond in writing to Novolyte with respect to the proposed Remediation Plan. If Ferro does not respond in writing within thirty (30) days, Ferro will be deemed to have approved of the Remediation Plan. If Ferro responds in writing within that timeframe and, in its reasonable, good faith judgment disagrees in any material respect with the course of action proposed in the Remediation Plan, the Remediation Plan will be deemed to be a disputed item and will be subject to the provisions of Section 10; provided, however, that nothing in this Section 8.2(B)(2) shall preclude or prevent Novolyte from undertaking any immediate corrective or remedial action required in Novolyte’s reasonable judgment to be taken to address an imminent threat to human health, safety, or the environment.

(d) Novolyte will be responsible for carrying out all Remediation Plans under this Section 8.2(B), provided, however, that any and all costs or expenses incurred in connection therewith will be subject to the allocation provisions under Section 8.2(B)(3), the limitations set forth in Section 8.2(B)(4) and in all other respects, will be governed by Article 9.

(3)	Responsibilities. Subject to the limitations of Section 8.2(B)(4) below, (A) Ferro will be solely responsible for: (i) the cost of preparing and implementing any Economic Remediation Plan and any other costs and expenses that relate exclusively to conditions, existing or actions, omissions or practices of Ferro or Ferro Suzhou in its conduct of the Fine Chemicals Business, before the Closing, or actions, omissions or practices of any of Ferro’s predecessors-in-interest, at the Real Property carried out before the Closing; and (ii) any fines, penalties, costs and expenses required to address those items described on Appendix R-2, and (B) Ferro and Novolyte will share responsibility for the cost of any Economic Remediation Plan and any other costs and expenses that relate partially to actions, omissions or practices which the Fine Chemicals Business carried out by Ferro, Ferro Suzhou or Ferro’s predecessor-in-interest at the Real Property before the Closing and which Novolyte carries out after the Closing, or if it cannot be determined whether the Environmental Condition arose from actions, omissions or practices prior to or after the Closing, on the following basis:

(a)	Subject to the limitations of Section 8.2(B)(4) below, Ferro will be responsible for that portion of the Actual Amount of the costs of Economic Remediation Plans and any other costs or expenses that equals the following:

(b)	The total costs of carrying out Economic Remediation Plans and any other costs or expenses minus

(i)	The appropriate one of the following two amounts –

(A)	If the costs resulting from the Environmental Condition are directly proportional to the amount of Hazardous Materials that were used, emitted, discharged or released and the amount of Hazardous Materials is known or estimable with a high degree of reliability, then total costs of carrying out such Economic Remediation Plans and any other costs or expenses times a fraction

(1) the numerator of which is the amount of Hazardous Materials contributed by Novolyte to the Environmental Condition after the Closing, and

(2) the denominator of which is the total amount of Hazardous Materials contributed by both Ferro before the Closing and Novolyte after the Closing; or

(B)	If either the costs resulting from the Environmental Condition are not directly proportional to the amount of Hazardous Materials that were used, emitted, discharged or released or the amount of Hazardous Materials is not known or not estimable with a high degree of reliability, then the following percentage of the costs of carrying out such Economic Remediation Plans and any other costs or expenses shall apply:

Years After Closing	Ferro’s Share	Novolyte’s Share
First	100.0%	0.0%

Second	100.0%	0.0%

Third	76.9%	23.1%

Fourth	71.4%	28.6%

Fifth	66.7%	33.3%

Sixth	62.5%	37.5%

Seventh	58.8%	41.2%

Eighth	55.6%	44.4%

Ninth	52.6%	47.4%

Tenth	50.0%	50.0%

Eleventh and Thereafter	0.0%	100.0%

(4)	Limitations. Notwithstanding the provisions of Section 8.2(B)(3) above, Ferro’s obligations under Section 8.2(B) relating to any and all Environmental Matters and Environmental Conditions that are not Identified Environmental Matters and Ferro’s liability with respect to such obligations, together with its indemnity obligations under Article 9 below for breaches of Section 7.2(M), are subject to the following limitations: In no event will Ferro have any responsibility for any unknown Environmental Matter or Environmental Condition (i) for which Novolyte has not given Ferro notice in accordance with Section 9.3 on or before 5:00 PM (Eastern Time) on the date that is ten (10) years following the Closing Date, and (ii) that, individually or in the aggregate, exceeds Twelve Million Dollars ($12,000,000).

(C)	Novolyte’s Sole Responsibilities. In addition to the foregoing, Novolyte will be solely responsible for the total cost of carrying out Remediation Plans and discharging any other liability resulting from Environmental Matters or Environmental Conditions that relate solely to conditions first existing, or actions, omissions or practices of Novolyte after the Closing, and the provisions of Section 8.2(B)(2) shall not apply to any such Environmental Conditions or related Remediation Plans.

Ferro and Ferro Suzhou’s duties and obligations arising out of the foregoing provisions of this Section 8.2 are “Ferro’s Environmental Obligations.” Novolyte’s duties and obligations arising out of the foregoing provisions of this Section 8.2 are “Novolyte’s Environmental Obligations.”

8.3	Novolyte’s Sole Remedy. Novolyte acknowledges that Ferro’s Environmental Obligations are exclusively set forth in Section 7.2(M) and Section 8.2 and that Section 8.2, this Section 8.3, Section 9.2, Section 9.3, Section 9.4, Section 9.6(B), Section 9.7, Section 9.8, Section 9.9 and Section 9.10, set forth Novolyte’s sole and exclusive remedy with respect thereto and Novolyte hereby waives any other or further rights of recovery Novolyte might otherwise have against Ferro with respect to such matters. For clarification purposes only (a) Ferro’s maximum liability with regard to any environmental matter that is not an Identified Environmental Matter shall be without duplication and shall not exceed $12 million, and (b) no representation set forth in Section 7.2 other than Section 7.2(M) shall provide a basis for Ferro’s Environmental Obligations, and (c) any matter disclosed on Disclosure Schedule 7.2(M) or Appendix R-1 shall be subject to the terms of Section 8.2, including Sections 8.2(B)(3) and (4).

8.4	Disclosure Schedules Updates.

(A)	Disclosure Schedule Updates for Purposes of this Agreement. From time to time before the Closing, Ferro will supplement and amend the Disclosure Schedules with respect to any material matter hereafter arising which, if existing or occurring at or before the date of this Purchase Agreement or before Closing, would have been required to be set forth or described therein or which is necessary to complete or correct any information therein or in any representation or warranty of Ferro which has been rendered inaccurate thereby. In the case of any supplement or amendment which should have been disclosed as of the date of this Agreement such that it constitutes a pre-signing breach, such supplement or amendment shall only effect the satisfaction of the condition to Closing set forth in Section 4.1(B) if such matters reflect conditions or circumstances that would give rise to damages to Novolyte in excess of One Million Dollars ($1,000,000) in the aggregate, and if Novolyte does not terminate this Purchase Agreement due to failure to satisfy such condition set forth on Section 4.1(B), and the Closing occurs, Novolyte will not be deemed to have waived any right or claim pursuant to the terms of this Agreement, including pursuant to Article 9, with respect to any matter disclosed pursuant to any such supplement or amendment made by Ferro at or before the Closing. In the case of any supplement or amendment which constitutes a post-signing breach, such supplement or amendment will only effect the satisfaction of the condition to Closing set forth in Section 4.1(B) if such matters reflect conditions or circumstances that would result in a material and adverse effect on the Fine Chemicals Business Condition, and if Novolyte does not terminate this Purchase Agreement due to failure to satisfy such condition set forth on Section 4.1(B), and the Closing occurs, Novolyte will not be deemed to have waived any right or claim pursuant to the terms of this Agreement, including pursuant to Article 9, with respect to any matter disclosed pursuant to any such supplement or amendment made by Ferro at or before the Closing.

(B)	Disclosure Schedule Updates for Purposes of the Equity Transfer Agreement. From time to time between the signing of the Suzhou Equity Transfer Agreement and the Suzhou Equity Closing, Ferro will supplement and amend Section 6.1 of the Suzhou Equity Transfer Agreement and Parts 7.2(A), (I), (M), (N), (O), (P), (Q) and (S) of the Disclosure Schedules with respect to Ferro Suzhou and any material matter hereafter arising which, if existing or occurring at or before the date of the signing Suzhou Equity Transfer Agreement or before the Suzhou Equity Closing, would have been required to be set forth or described therein or which is necessary to complete or correct any information therein or in any representation or warranty of Ferro with regard to Ferro Suzhou which has been rendered inaccurate thereby. In the case of any supplement or amendment which should have been disclosed as of the date of the Suzhou Equity Transfer Agreement such that it constitutes a pre-signing (of the Suzhou Equity Transfer Agreement) breach, such supplement or amendment shall only effect the satisfaction of the condition to the Suzhou Equity Closing set forth in Section 6.1 of this Purchase Agreement if such matters reflect conditions or circumstances that would give rise to damages to Novolyte in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate, and if Novolyte does not terminate the Suzhou Equity Transfer Agreement due to failure to satisfy such condition set forth on Section 6.1 of this Purchase Agreement, and the Suzhou Equity Closing occurs, Novolyte will not be deemed to have waived any right or claim pursuant to the terms of this Agreement, including pursuant to Article 9, with respect to any matter disclosed pursuant to any such supplement or amendment made by Ferro with regard to Ferro Suzhou at or before the Suzhou Equity Closing. In the case of any supplement or amendment which constitutes a breach following the signing of the Suzhou Equity Transfer Agreement, such supplement or amendment will only effect the satisfaction of the condition to the Suzhou Equity Closing set forth in Section 6.1 of this Purchase Agreement if such matters reflect conditions or circumstances that would result in a material and adverse effect on Ferro Suzhou, and if Novolyte does not terminate the Equity Transfer Agreement due to failure to satisfy such condition set forth in Section 6.1 of this Purchase Agreement, and the Suzhou Equity Closing occurs, Novolyte will be deemed to have waived any right or claim pursuant to the terms of this Agreement, including pursuant to Article 9, with respect to any matter disclosed pursuant to any such supplement or amendment made by Ferro with regard to Ferro Suzhou at or before the Suzhou Equity Closing. Notwithstanding the terms of this Section 8.4, Ferro shall have a right to cure any pre-signing or post-signing breach.

8.5	Coordination of Public Announcements After the Closing. From and after the Closing, no party will make any public announcement concerning the transactions contemplated by this Purchase Agreement without having previously consulted with and having received the consent of the other parties, such consent not to be withheld unreasonably. Nothing in the preceding sentence, however, will prevent any party from making any announcement required by law, by the rules of any securities exchange, or by any listing agreement with a securities exchange to which such party is a party or by which it is bound. The parties will cooperate in the planning, preparation, and issuance of any and all post-Closing public announcements concerning this Purchase Agreement and the transactions contemplated by this Purchase Agreement.

Article 9 — - Indemnification

9.1	Indemnification of Ferro. Subject to the limitations set forth in this Purchase Agreement, Novolyte will indemnify, (in the case of third party claims) defend and hold Ferro harmless, from and against the Actual Amount of any and all liabilities, damages, claims, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from –

(A)	Any misrepresentation or breach of warranty by Novolyte under Section 7.3 or under any Other Agreement delivered by Novolyte pursuant to this Purchase Agreement;

(B)	Non-performance by Novolyte of any obligations to be performed by or on the part of Novolyte under this Purchase Agreement or under any Other Agreement delivered by Novolyte pursuant to this Purchase Agreement; or

(C)	The Assumed Liabilities.

9.2	Indemnification of Novolyte. Subject to the limitations set forth in Section 8.2, Section 9.5 and Section 9.6, Ferro will indemnify, (in the case of third party claims) defend and hold Novolyte, together with its successors and the Affiliates of each of them, harmless, from and against the Actual Amount of any and all liabilities, damages, claims, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from –

(A)	Any misrepresentation or breach of warranty by Ferro under Section 7.1 of this Purchase Agreement;

(B)	Any misrepresentation or breach of warranty by Ferro under Section 7.2 of this Purchase Agreement for which notice is given by Novolyte within the period specified in Section 9.6 or Section 8.2(B)(4), as the case may be;

(C)	Any misrepresentation or breach of warranty by Ferro, Ferro Suzhou or any of their respective Affiliates under any Other Agreement delivered by Ferro or Ferro Suzhou or any of their respective Affiliates pursuant to this Purchase Agreement for which notice is given by Novolyte within the period specified in Section 9.6 or Section 8.2(B)(4), as the case may be;

(D)	Subject to the limitations set forth in Article 8, the non-performance by Ferro of any obligation to be performed by or on the part of Ferro under this Purchase Agreement (or by Ferro, Ferro Suzhou or any of their respective Affiliates under any Other Agreement delivered by such person pursuant to this Purchase Agreement); or

(E)	The Retained Liabilities.

9.3	Claims. If either party desires to make a claim against the other under Section 9.1 or 9.2 which does not involve a claim by any person other than the parties, then such party shall make such claim by delivering written notice to the other within a reasonable period of time. If either Novolyte or Ferro (the “Claimant”) desires to make a claim against the other (the “Indemnitor”) under Section 9.1 or 9.2 which involves a claim by a person other than the parties, then such claim will be made in the following manner and be subject to the following terms and conditions:

(A)	Notice. The Claimant will give notice to the Indemnitor within a reasonable period of time of any written demand, claim, or threat of litigation or the actual institution of any action, suit, or proceeding (collectively, a “Claim”) at any time served on or instituted against the Claimant with respect to which the Claimant believes it would have a right of indemnification under Section 9.1 or 9.2. In providing such notice, the Claimant shall only state the existence of such Claim and shall not admit or deny the validity of the facts or circumstances out of which such Claim arose. The failure of a party to provide notice of a Claim within a reasonable time shall not affect such party’s right to indemnification hereunder unless the failure to provide such notice within a reasonable period of time materially and adversely prejudices the defense of such Claim.

(B)	Responsibility for Defense. Within 30 days after receipt of any such notice, but not less than five working days before the time the Claimant is required to respond to a Claim, the Indemnitor will, by giving written notice to the Claimant, have the right to assume responsibility for the defense of the Claim in the name of the Claimant or otherwise as the Indemnitor may elect; provided that the Indemnitor also acknowledges in writing that it does have responsibility to indemnify the Claimant with respect to such Claim. Otherwise, the Claimant will have responsibility for the defense of the Claim. Notwithstanding the foregoing, (i) the Indemnitor may not assume the defense of such Claim to the extent the Claim involves criminal conduct or seeks an injunction or other equitable relief other than a claim for money damages, and (ii) the Claimant shall have the right at anytime to defend such Claim if (x) the amount in controversy exceeds any applicable cap under this Purchase Agreement, (y) an adverse judgment with respect to such Claim is, in the good faith judgment of the Claimant, reasonably likely to establish a precedent, custom or practice that is materially adverse to the continuing business interests of the Claimant, or (z) the Indemnitor fails to meet or indicates that it intends to fail to meet any required deadline associated with such Claim. Subject to the provisions of subsections 9.3(C) and (D) below, the party having responsibility for defense of a Claim (the “Defending Party”) will have the full authority to defend, cure, adjust, compromise, or settle such Claim or appeal any judgment or ruling of a court or other tribunal in connection with such Claim in its own name and/or in the name of the other party.

(C)	Right to Participate. Notwithstanding a Defending Party’s responsibility for the defense of a Claim, the other party shall have the right to participate, at its own expense and with its own counsel, in the defense of a Claim and the Defending Party will consult with the other party from time to time on matters relating to the defense of such Claim. The Defending Party will provide the other party with copies of all pleadings and material correspondence, documentation and information relating to such Claim.

(D)	Settlement. A Defending Party will provide the other party with timely written notice of any proposed adjustment, compromise, or other settlement, including equitable or injunctive relief, of a Claim which the Defending Party intends to propose or accept. If the other party fails to provide the Defending Party with timely written notice of objection to such settlement, then the Defending Party shall have the authority to propose or accept such settlement and enter into any agreement, in its own name and/or in the name of the other party, giving legal effect to all aspects of such settlement. If the other party objects to such settlement and such settlement involves the payment of monetary damages only (and not injunctive or other equitable relief), then the Defending Party may, if it so elects, tender the defense to the other party by paying to such other party the amount of money proposed to be paid in settlement of the Claim, in which case the Defending Party shall have no further liability to the other party under this Purchase Agreement with respect to such Claim and the other party shall have full authority for the future defense of such Claim and full responsibility for any and all liabilities, obligations, costs, and expenses resulting therefrom. Notwithstanding the foregoing the Indemnitor shall not be entitled to settle any Claim without the written consent of the Claimant if such settlement does not include a written release of the Claimant from all liability in respect of such Claim.

(E)	Tax Claims. Notwithstanding anything in this Agreement to the contrary, Ferro shall control, at its expense, any Tax Claim; provided that if the settlement of any such proceeding will have the effect of increasing Novolyte’s liability for Taxes under this Agreement or for periods related to any period that is not a Pre-Closing Straddle Period or a Pre-Closing Tax Period, Novolyte shall, at its expense, have the right to participate in such proceedings and in such case Ferro (or Ferro Suzhou, as the case may be) shall not enter into any settlement without the prior written consent of Novolyte, which consent shall not be unreasonably withheld, conditioned or delayed.

9.4	Disputed Responsibility. If, after receiving a written indemnification notice under Section 9.3(A), the party receiving such notice disputes —

(A)	The fact that such party in fact made a misrepresentation or breach of a warranty under this Purchase Agreement (or under any Other Agreement) giving rise to the claim to which the notice relates or that any such misrepresentation or breach in fact gave rise to the liabilities, damages, claims, costs, or expenses for which the other party seeks indemnification under this Article 9;

(B)	The fact that such party in fact failed to perform any obligation to be performed on the part of that party under this Purchase Agreement (or under any Other Agreement) giving rise to the claim to which the notice relates or that any such failure in fact gave rise to the liabilities, damages, claims, costs, or expenses for which the other party seeks indemnification under this Article 9; or

(C)	That such party is otherwise required to provide indemnification pursuant to Section 8.2, Section 9.1, or Section 9.2, as applicable,

then such party will have the right to initiate the dispute resolution mechanism set forth in Article 10, in which case the dispute will be finally resolved as provided in Article 10. In such case, however, pending final resolution of the disputed item, the parties will proceed as if the party receiving the indemnification notice had in fact made a misrepresentation, breached a warranty, or failed to perform an obligation to be performed on the part of that party under this Purchase Agreement and as if such act or failure in fact gave rise to the liabilities, damages, claims, costs, or expenses for which the other party seeks indemnification under this Article 9.

9.5	Quantum Limitation on Indemnification. Notwithstanding the provisions of Section 9.2 and subject to the last sentence of this Section 9.5, Ferro will not be obligated to indemnify or defend Novolyte, or hold Novolyte harmless, pursuant to Section 9.2 (A), (B) or (C) from or against any liability, damage, claim, cost, or expense (including attorneys’ fees) arising out of a misrepresentation or breach of any representations and warranties made by Ferro:

(A)	with respect to any individual claim for which the Actual Amount of such claim is less than $50,000 (the “Mini-Basket”);

(B)	unless and until the aggregate Actual Amount for all claims equal to or in excess of the Mini-Basket is collectively greater than $700,000, whereupon Ferro shall indemnify Novolyte for all liabilities, damages, claims, costs and expenses (including attorneys’ fees) from the first dollar; and

(C)	for an aggregate amount in excess of Six Million Dollars ($6,000,000).

Subject to the last sentence of this Section 9.5, the limitations set forth in clauses (A), (B) and (C) above will not apply to any claims: (i) arising out of a breach of any misrepresentation set forth in Sections 7.1, 7.2(C)(1), 7.2(D)(2), 7.2(F)(1), 7.2(G)(1), 7.2(H)(1), or 7.2(S)(1) (collectively, the “Fundamental Representations”), (ii) arising out of a breach of any misrepresentation set forth in Sections 7.2(A) or 7.2(T)(2), or (iii) which are based on any fraud, willful misconduct or intentional misrepresentation or omission. In addition, Ferro’s liability arising out of a breach of any representation set forth in Section 7.2 with regard to any Environmental Matter or Environmental Condition that is not an Identified Environmental Matter or pursuant to Sections 9.2 (B), (C), (D) or (E) with regard to any Environmental Matter or Environmental Condition that is not an Identified Environmental Matter, will be subject to the quantum and time limitations set forth in Article 8 and not this Section 9.5 or Section 9.6. For the avoidance of doubt, Ferro’s maximum liability for any environmental matter that is not an Identified Environmental Matter, regardless of the basis for the claim, is Twelve Million Dollars ($12,000,000).

9.6	Time Limitation on Indemnification. Notwithstanding the provisions of Section 9.2 and subject to the last sentence of this Section 9.6, Ferro will not be obligated to indemnify or defend Novolyte, or hold Novolyte harmless, from or against any liability, damage, claim, cost, or expense (including attorneys’ fees) arising out of a misrepresentation or breach of warranty by Ferro pursuant to Sections 9.2 (A), (B) or (C), and any cause of action based thereupon shall expire and terminate, unless Novolyte delivers to Ferro notice and a detailed explanation of the alleged breach on or before 5:00 p.m. (Eastern Time) –

(A)	In the case of claims by Novolyte for misrepresentations or breaches of any warranties under Section 7.2(L) (Employees and Employee Benefits) sixty (60) days after expiration of the applicable statutes of limitation periods for such matter, including any tolling thereof;

(B)	In the case of claims by Novolyte arising out of a breach of any representation set forth in Section 7.2 (including Section 7.2(M) (Compliance with Environmental Laws)) or pursuant to Sections 9.2(B), (C), (D) or (E) in each case with regard to any Environmental Matter or Environmental Condition that is not an Identified Environmental Matter, pursuant to the time limitations set forth in Section 8.2(B)(4);

(C)	In the case of claims by Novolyte for misrepresentations or breaches of any warranties under Section 7.2(P) (Taxes) the greater of (i) six years after the Closing Date and (ii) ninety (90) days after expiration of the applicable statutes of limitation periods, including any tolling thereof;

(D)	There shall be no limitation on the time period in which Novolyte may assert a right for indemnification with respect to any liability, damage, claim, cost, or expense (including reasonable attorneys’ fees) that arises from fraud, willful misconduct or intentional misrepresentation or omission on the part of Ferro, Ferro Suzhou or any of their respective Affiliates or that arises from a breach of any Fundamental Representation or a breach of Section 7.2(A) or Section 7.2(U)(B) or in respect of claim for indemnification pursuant to Section 9.2(E); and

(E)	In the case of any other claim indemnifiable pursuant to Section 9.2 (A), (B) or (C), on the date that is eighteen (18) months after the Closing Date.

9.7	Actual Amount. For purposes of the parties’ respective obligations under Sections 8.2, 9.1 and 9.2, in computing the “Actual Amount” of any liability, damage, claim, loss, cost, or expense, the following principles will apply:

(A)	The amount will be reduced to give full effect to any provision or reserve on the books of the Fine Chemicals Business as of the Closing with respect to the particular item or category of items out of which the misrepresentation, breach, or non-performance in question arose;

(B)	The amount will be reduced to give full effect to any insurance recoveries the indemnified party actually receives under insurance policies as a consequence of the fact, condition, or circumstance giving rise to the misrepresentation, breach, or non-performance in question;

(C)	The amount will be reduced to give full effect to any indemnity, contractual, or non-contractual recoveries the indemnified party actually receives as a consequence of the fact, condition, or circumstance giving rise to the misrepresentation, breach, or non-performance in question;

(D)	The amount will not be reduced to give any effect to any net reduction in Tax liability or other Tax benefit the indemnified party enjoys or is otherwise entitled to receive as a consequence of fact, condition, or circumstance giving rise to the misrepresentation, breach, or non-performance in question;

(E)	The amount will be reduced to give full effect to any increase in the amount of the liability, damage, claim, loss, cost, or expense in question caused by any change in law after Closing; and

(F)	Except in the case of claims by unaffiliated third parties, the amount will not include any consequential, indirect, multiple of earnings, lost profits, special, punitive or exemplary damages.

9.8	Materiality. For purposes of determining whether any representation, warranty or covenant has been breached and the amount of any liability, damage, claim, loss, cost, or expense that is the subject matter of a claim for indemnification hereunder and except with regard to a Material Event, each representation and warranty contained in this Purchase Agreement shall be read without regard and without giving effect to any materiality, material adverse change, or other similar qualification contained in such representation or warranty.

9.9	Exclusive Remedies. Except as otherwise described in Section 2.7(D) and in Article 8, the remedies provided in this Article 9 will be the parties’ exclusive remedies for claims arising out of or resulting from any misrepresentation, breach of warranty, breach of covenant, breach of undertaking, or non-performance any obligation to be performed on the part of either party under this Purchase Agreement and the Other Agreements.

9.10	Indemnity Payments. Each of Ferro and Novolyte will treat indemnity payments under this Article 9 in accordance with applicable law.

Article 10 — - Dispute Resolution

If the parties ever have a dispute involving their respective rights and obligations under this Purchase Agreement or any of the Other Agreements (other than with respect to the determination of the amount of the Adjustment), then the parties will resolve such dispute as follows:

10.1	Dispute Notice. Either Novolyte or Ferro may at any time deliver to the other a written dispute notice setting forth a brief description of the issues for which such notice initiates the dispute resolution mechanism set forth in this Article 10. Such dispute notice shall also specify the provision or provisions of this Purchase Agreement and the facts or circumstances that are the subject matter of the dispute.

10.2	Informal Negotiations. During the 30-day period following delivery of a dispute notice described in Section 10.1, the parties will cause their representatives to meet and seek to resolve the disputed items cordially through informal negotiations

10.3	Dispute Resolution Proceedings. If representatives of the parties are unable to resolve disputed items through the informal negotiations described in this Section 10.3, then within 15 days after the informal negotiation period the parties will refer the disputed issues to a dispute resolution panel for final resolution as follows:

(A)	Designation of Representatives. Within seven (7) days after such informal negotiation period, Novolyte and Ferro will each designate one representative to serve on the dispute resolution panel. (If either party fails or refuses to designate a representative, then the other party will be entitled to have a representative appointed for such party by the CPR Institute.)

(B)	Selection of Neutral. Promptly after they have been designated, the designated representatives will meet and select a neutral person (the “Neutral”) to serve as the third member of the dispute resolution panel. If the designated representatives of parties cannot agree on a Neutral, then either representative may request the CPR Institute to select the Neutral.

(C)	Procedures and Process. At the time the matter is referred to the dispute resolution panel, Novolyte and Ferro will jointly establish the procedures to be followed with respect to the presentation of the parties’ respective positions and the process by which the dispute resolution panel will reach and render its decision on the disputed issues. Such procedures and processes will, at a minimum, assure that –

(1)	Each party will have the right to submit evidence to the dispute resolution panel;

(2)	Each party will have the right to present a written statement concerning that party’s position with respect to the disputed item; and

(3)	Before reaching a decision concerning the disputed item, the dispute resolution panel will convene a hearing at which both parties may be represented.

If Novolyte and Ferro cannot agree on such procedures and processes, then the Neutral will establish such procedures and process which will, in all events, be consistent with the foregoing.

(D)	Decision. The dispute resolution panel will act by majority vote. The dispute resolution panel will base its decision on applicable provisions of this Purchase Agreement or, if the provisions of this Purchase Agreement do not resolve the matter, on general principles of substantive Ohio law. (The dispute resolution panel may, if it so desires, seek the opinion of an attorney licensed to practice law in the State of Ohio on any matter of substantive Ohio law on which the panel desires clarification.) If the dispute resolution panel concludes that one party did not proceed in good faith in connection with the prosecution or defense of a disputed claim, then the panel will have the power, if it so chooses, to award the other party its costs and expenses in connection with the dispute resolution proceedings; otherwise, each party will be solely responsible for its own costs and one-half of the dispute resolution panel’s fees and costs in connection with such proceedings.

10.4	Equitable Relief. Notwithstanding any other provision of this Article 10, either party may seek from a court of competent jurisdiction interim injunctive relief in order to maintain the status quo or protect such party’s rights under this Purchase Agreement pending resolution of a dispute pursuant to this Article 10.

10.5	Binding Effect. The decisions of the dispute resolution panel under this Article 10 will be binding on both Ferro and Novolyte and will be neither appealable, contestable, or subject to collateral attack by Ferro or Novolyte.

Article 11 — - Amendment, Waiver and Termination

11.1	Amendment. The parties may amend this Purchase Agreement at any time before the Closing, but only by written instrument executed by both parties.

11.2	Waiver. Either party may at any time waive compliance by the other with any undertakings or conditions contained in this Purchase Agreement but only by written instrument executed by the party waiving such compliance. No such waiver, however, shall be deemed to constitute the waiver of any such undertaking or condition in any other circumstance or the waiver of any other undertaking or condition.

11.3	Termination. This Agreement may be terminated at any time before the Closing:

(A)	By the mutual written consent of Ferro and Novolyte;

(B)	By Novolyte, if, by December 31, 2008 (the “Outside Date”), the conditions set forth in Section 4.1 shall not have been satisfied, complied with or performed (unless such failure of satisfaction, compliance or performance is the result, directly or indirectly, of Novolyte’s failure to perform any of its obligations under this Agreement that are required to be performed at or before Closing)), and Novolyte shall not have waived such failure of satisfaction, compliance or performance;

(C)	By Ferro, if, by the Outside Date, the conditions set forth in Section 4.2 shall not have been satisfied, complied with or performed (unless such failure of satisfaction, compliance or performance is the result, directly or indirectly, of Ferro’s failure to perform any of its obligations under this Agreement that are required to be performed at or before Closing, and Ferro shall not have waived such failure of satisfaction, compliance or performance;

(D)	By Novolyte, if Ferro has breached or failed to comply with its warranties, representations or obligations under this Purchase Agreement such that the conditions set forth in Section 4.1 would not reasonably be expected to be satisfied, and such breach or failure to comply shall not have been cured within a period of 15 calendar days after Novolyte shall have given written notice to Ferro of such breach or failure to comply; or

(E)	By Ferro, if Novolyte has breached or failed to comply with its warranties, representations or obligations under this Agreement such that the conditions set forth in Section 4.2 would not reasonably be expected to be satisfied, and such breach or failure to comply shall not have been cured within a period of 15 calendar days after Ferro shall have given written notice to Novolyte of such breach or failure to comply.

11.4	Effect of Termination. Termination of this Agreement pursuant to Section 11.3 shall terminate all liabilities and obligations of the parties without liability (except those arising under this Section 11.4 and 12.2), provided, however, that nothing in this Section 11.4 shall relieve or limit the liability hereunder of any party (the “Defaulting Party”) to the other party on account of fraud or a willful breach of a covenant contained herein by the Defaulting Party. In the case of such fraud or willful breach, in addition to any damages for which the Defaulting Party may be liable, the Defaulting Party shall reimburse the other party for any expenses incurred by such party in order to enforce its or their rights under this Agreement (including reasonable attorney’s fees and expenses).

Article 12 — - Miscellaneous

12.1	Severability. If any provision of this Purchase Agreement shall finally be determined to be unlawful, then such provision will be deemed to be severed from this Purchase Agreement and replaced by a lawful provision which carries out, as closely as possible, the intention of the parties and preserves the economic bargain contemplated by this Purchase Agreement and, in such case, each and every other provision of this Purchase Agreement will remain in full force and effect.

12.2	Costs and Expenses. The parties will be responsible for the following costs and expenses arising out of the transactions contemplated by this Purchase Agreement as follows:

(A)	Ferro will be solely responsible for the fees and expenses of KeyBanc Capital Markets whether or not the transactions are consummated;

(B)	Novolyte will be solely responsible for any filing fees that may be required in connection with any necessary regulatory applications and notifications; and

(C)	Notwithstanding anything in this Agreement to the contrary, except to the extent a Transfer Tax constitutes a Retained Liability, if the transactions are consummated, Ferro and Novolyte will be responsible for one half of any Transfer Taxes.

Otherwise, each party will bear its own expenses incurred in connection with this Purchase Agreement and the transactions contemplated by this Purchase Agreement, whether or not the transactions are consummated.

12.3	Notices. All notices, requests and other communications under this Purchase Agreement shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or communicated by facsimile transmission, or, if mailed, three days after mailing registered or certified mail, return receipt requested, with postage prepaid:

If to Novolyte, to:	Novolyte Technologies LP
c/o Arsenal Capital Management LP 320 Park Avenue, 30th Floor New York, NY 10022
Attention: John Televantos
Facsimile:	1.212.771.1718
With a copy (which shall not constitute notice to Novolyte) to:
Proskauer Rose LLP
1585 Broadway New York, NY 10036
Attention: Daniel J. Eisner
Facsimile:	1.212.969.2900
If to Ferro, to:	Ferro Corporation
1000 Lakeside Avenue Cleveland, Ohio 44114 USA
Attention:	General Counsel
Facsimile:	1.216.875.7275

Either party may change its notice address above to a different address by giving the other party written notice of such change.

12.4	Assignment. This Purchase Agreement will be binding upon and inure to the benefit of the successors of the parties, but will not be assignable by any party without the prior written consent of the other parties. Novolyte will have the right, however, if it so elects, to assign all or an identified portion of its rights and delegate all or an identified portion of its duties under this Purchase Agreement to a wholly-owned Affiliate of Novolyte or of Novolyte’s parent if, at the time of such assignment and delegation, Novolyte provides Ferro with an unconditional guarantee (the “Novolyte Guarantee”) in the form set forth on Appendix S. In addition, and notwithstanding anything herein to the contrary, Novolyte shall have the right to assign, in whole or in part, its rights with respect to indemnification in respect of Environmental Matters to any purchaser of all or any portion of the Real Property so long as such purchaser agrees in writing to be bound by the provisions of Section 8.2 with respect to the Real Property to be purchased. Ferro hereby agrees that Novolyte may unilaterally grant a security interest in its rights and interests hereunder to its lender(s), and Ferro will sign a consent with respect thereto if so requested by Novolyte or its lender(s).

12.5	No Third Parties. Except with regard to Ferro Suzhou and Ferro Belgium which are each an express third party beneficiary of this Purchase Agreement, neither this Purchase Agreement nor any provisions set forth in this Purchase Agreement is intended to, or shall, create any rights in or confer any benefits upon any person other than the parties to this Purchase Agreement.

12.6	Incorporation by Reference. The Appendices to this Purchase Agreement and the Disclosure Schedules constitute integral parts of this Purchase Agreement and are hereby incorporated into this Purchase Agreement by this reference.

12.7	Governing Law. This Purchase Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Ohio, except where the internal substantive laws of another jurisdiction mandatorily apply.

12.8	Bulk Sales. Novolyte hereby waives compliance by Ferro with the provisions of any so-called “bulk sales” law or similar law requiring creditor notice of any jurisdiction.

12.9	Counterparts. More than one counterpart of this Purchase Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original without production of the others. Each counterpart may be delivered by means of electronic transmission, including facsimile and pdf format, and such electronic transmission shall be deemed an original.

12.10	Complete Agreement. This Purchase Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter of this Purchase Agreement and supersedes all prior letters of intent, agreements, undertakes, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of either party relating thereto.

12.11	Disclosure Schedules. The parties acknowledge and agree that the Disclosure Schedules may include certain items and information solely for informational purposes and that the disclosure of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by Ferro that the matter is required to be disclosed by the terms of this Purchase Agreement or that the matter is material to the Fine Chemicals Business or otherwise. Nothing in the Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty made in this Purchase Agreement except to the extent the Part thereof identifies the exception and describes the facts. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Purchase Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Part of the Disclosure Schedules shall constitute an exception to any other representations or warranties made in this Purchase Agreement except to the extent the disclosure is clear in its disclosure or cross-referenced in such other applicable Part.

To evidence their agreement as stated above, Novolyte Technologies LP, on one hand, and Ferro Corporation, on the other hand, have each caused their respective duly authorized directors, officers, or attorneys to execute this Purchase Agreement as of September 29, 2008.

Novolyte Technologies LP		Ferro Corporation
By:	/s/ Anthony Giorgio	By:	/s/ James F. Kirsch

	Name: Anthony Giorgio Title: Authorized Signatory		Name: James F. Kirsch Title: Chairman and CEO

Definitions

The following terms identified with initial capital letters are defined in the following Sections of the Purchase Agreement:

Term	Cross Reference
Accounting Principles	Section 2.7(A)

Acquired Assets	Section 2.2

Acquired Competing Business	Section 6.5(A)(4)

Acquired Independence Woods Assets	Section 2.2(A)

Acquired Intellectual Property	Section 2.2(A)

Acquired Japanese Assets	Section 2.2(A)

Acquired Posnick Assets	Section 2.2(A)

Acquired Walton Hills Assets	Section 2.2(A)

Actual Amount	Section 9.7

Adjustment	Section 2.6(C)

Adjustment Operations	Section 2.7

Assumed Liabilities	Section 2.4

Claim	Section 9.3(A)

Claimant	Section 9.3

Closing	Section 5.1

Closing Date	Section 5.2

Closing Purchase Price	Section 2.6

Closing Statement	Section 2.7(B)(2)

Closing Time	Section 5.2

Closing Working Capital	Section 2.7(F)

Deeds	Section 5.5(B)

Defending Party	Section 9.3(B)

Disclosure Schedules	Section 7.2

Economic Remediation Plan	Section 8.2(B)(2)(c)

Employees	Section 8.1(A)

Escrow Agent	Section 2.8(a)

Escrow Agreement	Section 2.8(a)

Excluded Employees	Section 8.1(A)

Ferro	Preamble

Ferro Belgium	Section 2.2(B)(9)

Ferro Japan	Section 2.2(A)(4)

Ferro Suzhou	Recital A

Ferro Suzhou Employees	Section 8.1(A)

Ferro’s Employee Obligations	Section 8.1

Ferro’s Environmental Obligations	Section 8.2

Fine Chemicals Business	Recital B

Fine Chemicals Business Disclosure Schedule	Section 7.2

HSR Act	Section 3.7(C)

Identified Environmental Matter	Section 8.2(A)

Indemnitor	Section 9.3

Independence Woods Location	Section 2.2(A)(3)

Japanese Location	Section 2.2(A)

Legal Requirement(s)	Section 7.2(F)

Neutral	Section 10.3(B)

New Establishment Costs	Section 6.5(B)

Non-Compete Business	Section 6.5

Novolyte	Preamble

Novolyte’s Employee Obligations	Section 8.1

Novolyte’s Environmental Obligations	Section 8.2

Novolyte’s Financing Plan	Section 7.3(G)

Other Agreements	Section 3.4

P.R.C.	Recital A

Posnick Center Location	Section 2.2(A)(2)

Preliminary Working Capital Statement	Section 2.7(A)

Products	Recital B

Purchase Agreement	Preamble

Purchase Price	Section 2.6

Regulations	Section 3.7(C)

Remediation Plan	Section 8.2(B)(2)(c)

Retained Assets	Section 2.3

Retained Liabilities	Section 2.5

SIP Commerce Authority	Section 3.7

SIP AIC	Section 3.7

Specified Acquired Assets	Section 2.2

Suzhou Equity Closing	Section 5.1

Suzhou Equity Interest	Recital A

Suzhou Equity Interest Purchase Price Suzhou Equity Transfer	Section 2.6 Recital D

Suzhou Equity Transfer Agreement	Recital D

Suzhou Personal Property	Section 6.5(B)

Suzhou Personal Property Purchase Price	Section 6.5(B)

Title Company	Section 5.5(A)

Title Policies	Section 5.5(A)

Top Ten Customers	Appendix (M), Part U

Top Ten Suppliers	Appendix (M), Part V

Transferred Employees	Section 8.1(A)

Undisputed Adjustment	Section 2.7(B)(2)

Violation(s)	Section 7.2(F)

Walton Hills Location	Section 2.2A

Working Capital Collar	Section 2.7(B)(5)

Working Capital Collar Statement	Section 2.7(A)(1)

In addition, the following terms have the meanings set forth below where used in the Purchase Agreement and identified with initial capital letters:

Term	Meaning
Acquired Business Records	The Business Records held or used by the Baton Rouge Location.
Acquired Contracts	The Contracts entered into by the Baton Rouge Location.
Acquired Inventories	The Inventories held or used by the Baton Rouge Location.
Acquired Leases	The Leases entered into by the Baton Rouge Location.
Acquired Licenses	The Licenses entered into by the Baton Rouge Location.
Acquired Permits	The Permits held or used by the Baton Rouge Location.
Acquired Prepaid Items	The Prepaid Items of the Baton Rouge Location.
Acquired Real Property	The Real Property located at 111 West Irene, Zachery, Louisiana 70791.
Acquired Tangible Personal Property	The Tangible Personal Property held or used by the Baton Rouge Location.
Acquired Third-Party Claims	The Third-Party Claims of the Baton Rouge Location.
Acquired Trade Accounts Receivable	The Trade Accounts Receivable of the Baton Rouge Location.
Affiliate	With respect to a party, any other entity controlling, controlled by, or under common control with such party.
Assumed Trade Accounts Payable	Trade Accounts Payable of the Baton Rouge Location, the Walton Hills Location, the Suzhou Location, Ferro Japan, and Ferro Belgium.
Baton Rouge Location	111 West Irene, Zachary, Louisiana 70791.
Business Records	The books and records of the Fine Chemicals Business not
protected by attorney-client privilege or otherwise
prohibited from disclosure by applicable law, including
all financial, operating, inventory, legal, personnel,
payroll, and customer records and all sales and
promotional literature, correspondence, and records held
or used by Ferro or Ferro Suzhou, as applicable,
primarily in their conduct of the Fine Chemicals
Business and by Ferro Belgium exclusively in its conduct
of the Fine Chemicals Business.
Cash	Cash and cash equivalent items held by or on behalf of
or on account of Ferro or Ferro Suzhou as of the
Closing, including certificates of deposit, time
deposits, marketable securities, and the proceeds of
accounts receivable paid on or before the Closing Date,
held or used by Ferro or Ferro Suzhou primarily in its
conduct of the Fine Chemicals Business.
Contracts	Collectively, the Purchase Contracts, the Sales Contracts, and the Other Business Contracts.
CPR Institute	CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, New York.
Default	An occurrence which constitutes a breach, default,
violation or conflict, or a give any third party the
right to modify, terminate, cancel or accelerate any
obligation, under any contract, order, or other
commitment, after the expiration of any grace period
provided without cure.
Employee Benefit Plan	Any –
(1) Employee benefit plan within the meaning of Section 3(3) of ERISA,
(2) Profit sharing, bonus, compensation, stock purchase, stock option, employment, termination, severance, retention or other similar plan, agreement or arrangement, and
(3) Hospitalization, medical, life, or supplemental
unemployment benefits plan, program, agreement or
arrangement, which are or have been sponsored,
maintained or contributed to or required to be
contributed to by Ferro or Ferro Suzhou, any of its
subsidiaries or any ERISA Affiliate for the benefit of
any former or current consultant, employee, officer or
director of Ferro or Ferro Suzhou, any of its
subsidiaries or any ERISA Affiliate, whether formal or
informal and whether legally binding or not.
ERISA	United States Employee Retirement Income Security Act of 1974, as amended.
ERISA Affiliate	Any corporation or trade or business under common control with Ferro or Ferro Suzhou as determined under Section 414(b),(c),(m) or (o) of the Code.
Encumbrance	Any encumbrance or lien, including, without limitation, any mortgage, judgment lien, materialman’s lien, mechanic’s lien, security interest, encroachment, easement, or other restriction.
Environmental Condition	An Environmental Matter for which investigation, corrective action, remedial action or monitoring is legally required under Environmental Laws or P.R.C. Environmental Laws, as applicable.
Environmental Laws	Statutes, laws, including the common law, rules,
regulations, orders, decrees, standards, ordinances,
codes, and other governmental requirements that relate
to emissions, discharges, and releases of Hazardous
Materials into land, soil, ambient air, water, and
atmosphere, and/or the presence, generation, treatment,
storage, use, transportation, or disposal of Hazardous
Materials, including (in the case of operations of the
Fine Chemicals Business in the United States) –
(1) The Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended;
(2) The Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended;
(3) The Clean Air Act, 42 U.S.C. § 7401 et seq., as amended;
(4) The Clean Water Act. 33 U.S.C. § 1251 et seq., as amended;
(5) The Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., as amend-ed;
(6) The Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as amended; and
(7) The Emergency Planning & Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., as amended;
and comparable legislation in other jurisdictions applicable to the Fine Chemicals Business, including the P.R.C.
Environmental Matter	Any action, condition, or event giving rise to a legal
obligation under Environmental Laws or P.R.C.
Environmental Laws, as applicable, including as it may
be conducted under the ownership of Novolyte or its
successors.
Foreign Plan	Any Employee Benefit Plan maintained outside of the United States.
Fine Chemicals Business Condition	The properties, assets, liabilities (fixed and otherwise), and condition (financial and otherwise) of the Fine Chemicals Business taken as a whole.
Hazardous Materials	Any material that is defined as “hazardous” or is
subject to regulation under an Environmental Law or
P.R.C. Environmental Law, including pollutants,
chemicals, contaminants, wastes, petroleum and petroleum
products, and other hazardous or toxic substances.
Health and Safety Laws	Statutes, laws (including the common law), rules,
regulations, orders, ordinances, codes, and other
governmental mandates and restrictions applicable to the
Fine Chemicals Business relating to the health and/or
safety of employees or others having business dealings
with the Fine Chemicals Business.
Intellectual Property	All intellectual property rights throughout the world
held or used by Ferro or Ferro Suzhou or their
Affiliates primarily in its conduct of the Fine
Chemicals Business, including, without limitation, all
rights consisting of, conferred by, or otherwise
relating to —
(1) Patents and patent applications (including all renewals, reissues, reexaminations, substitutions, extensions, or modifications thereof);
(2) Trade secrets, including without limitation,
know-how, inventions, computerized data and information,
custom software (not off the shelf), business records,
files and data, discoveries, formulae, compositions,
specifications, systems, prototypes, production
outlines, product designs, research and development
information, manufacturing information, processes and
techniques, testing and quality control processes and
techniques, drawings and customer lists;
(3) Trademarks, service marks, logos and Internet domain names, together with all goodwill associated therewith, and applications, registrations and renewals therefor;
(4) Copyrights, mask works, copyrightable works and applications, registrations and renewals in connection therewith;
(5) Trade names; and
(6) All actions and rights to sue at law or in equity
for past, present or future infringement or other
impairment of any of the foregoing, including the right
to receive all proceeds and damages therefrom;
provided, however, such term will not include financial data whether relating to the foregoing or not.
International Transition Services Agreement	An agreement to be dated as of the Closing Date between
Ferro and its affiliates and Novolyte relating to the
parties’ respective rights and obligations after the
closing of the Suzhou Equity Transfer with respect to
transition services to be provided by Ferro for the
benefit of Novolyte, the material terms of which are set
forth on Appendix X.
Inventories	Inventories, wherever located, including inventories of
raw materials, components, assemblies, subassemblies,
work-in-process, finished goods, replacement parts,
spare parts, operating supplies, and packaging held or
used by Ferro or Ferro Suzhou primarily in its conduct
of the Fine Chemicals Business, including at the Walton
Hills Location and the Baton Rouge Location, or by Ferro
Belgium or Ferro Japan exclusively in the conduct of the
Fine Chemicals Business.
Leases	Leases and similar contractual rights affording the
right to use or enjoy intangible property or property
rights arising primarily out of Ferro’s or Ferro
Suzhou’s conduct of the Fine Chemicals Business or
exclusively related to Ferro Belgium’s conduct of the
Fine Chemicals Business.
Licenses	Leases and similar rights affording the right to use or
enjoy intangible property or intangible property rights,
including software, arising primarily out of Ferro’s or
Ferro Suzhou’s conduct of the Fine Chemicals Business or
exclusively related to Ferro Belgium’s conduct of the
Fine Chemicals Business.
Management and Transition Service Agreement	An agreement to be dated as of the Closing Date between
Ferro and Novolyte relating to the parties’ respective
rights and obligations after the Closing with respect to
operations of the Fine Chemicals Business located in
Suzhou, China until the closing of the Suzhou Equity
Transfer Agreement, such agreement to be in the form of
Appendix V.
Material Event	Any condition, circumstance, occurrence, or other event,
which, individually or collectively, has had or is
reasonably likely to have a material and adverse effect
on the Fine Chemicals Business Condition, including any
of such event resulting from any —
(1) Act of God, flood, windstorm, earth-quake, accident,
fire, explosion, casualty, riot, requisition or taking
of property by governmental authority, war, terrorism,
embargo, or other event outside Ferro’s or Ferro
Suzhou’s control;
(2) Termination, cancellation, or substantial modification of any Contract, Lease, License, or Permit;
(3) Default by Ferro, Ferro Suzhou or Ferro Belgium under any Contract, Lease, License, or Permit; or
(4) Filing (whether voluntary or involuntary) of a petition in bankruptcy or commencement of any other action involving creditors’ rights or debtors’ remedies affecting Ferro or Ferro Suzhou.
Other Business Contracts	Contracts, other than Purchase Contracts and Sales
Contracts, to which Ferro, Ferro Suzhou or Ferro Belgium
is a party or by which Ferro, Ferro Suzhou or Ferro
Belgium is bound which, in the case of Ferro and Ferro
Suzhou arose primarily out of Ferro’s or Ferro Suzhou’s
conduct of the Fine Chemicals Business or in the case of
Ferro Belgium is exclusively related to Ferro Belgium’s
conduct of the Fine Chemicals Business.
Owns or Ownership	Such ownership as confers upon the party or person
having it good and marketable title to and control over
the thing or right owned, free and clear of any and all
Encumbrances except Permitted Encumbrances.
PAD (Baton Rouge) Tolling Agreement	An agreement to be dated as of the Closing Date between
Ferro and Novolyte relating to the parties’ respective
rights and obligations after the Closing with respect to
tolling and transition services to be provided by
Novolyte for the benefit of Ferro, such agreement to be
in the form of Appendix T.
Permits	Permits, licenses, approvals, and qualifications issued
by any government or governmental unit, agency, board,
body, or instrumentality and all applications for such
items held or used by Ferro or Ferro Suzhou primarily in
its conduct of the Fine Chemicals Business.
Permitted Encumbrances	The following:
(1) Liens for taxes and assessments accrued for the year of Closing but not yet due and payable for which adequate reserves have been established;
(2) Liens arising as a matter of law in the ordinary
course of business (provided neither Ferro nor Ferro
Suzhou, as applicable, are delinquent in respect of the
obligations secured by such liens and the total amount
of such liens does not exceed $25,000);
(3) Such other imperfections of title and other
Encumbrances which singly or taken together, do not and
are not likely to have a material adverse effect on the
Fine Chemicals Business Condition, including applicable
zoning and building laws and regulations; and
(4) With respect to the Real Property located in the
United States, any Encumbrance which is set forth as an
exception on the Title Commitment or disclosed on the
Existing Survey or which is disclosed on the Updated
Survey, if obtained by Novolyte.
P.R.C. Environmental Laws	Statutes, laws, including the common law, regulations,
orders, decrees, standards, ordinances, codes and other
governmental requirements of P.R.C. that relate to
emissions, discharges, and releases of Hazardous
Materials into land, soil, ambient air, water, and
atmosphere and/or the presence, generation, treatment,
storage, use, transportation or disposal of Hazardous
Materials.
P.R.C. Safety Laws	Laws, regulations. rules or other governmental
requirements of P.R.C. that are applicable to the Fine
Chemicals Business of Ferro Suzhou relating to the
safety production, including without limitation to laws,
regulations and rules relating to the production,
storage, use, sales and transportation of hazardous
materials (as listed in the P.R.C. Catalogue of
Hazardous Chemicals).
Pre-Closing Straddle Periods	The portion of any Straddle Period ending on the Closing
Date. The amount of any Taxes for a Pre-Closing
Straddle Period shall be determined (a) in the case of
Taxes imposed upon or measured by income or receipts,
based on an interim closing of the books as of the close
of business on the Closing Date and (b) with respect to
all other Taxes (including those imposed on a periodic
basis or measured by the level of any item), determined
based on the amount of such Taxes for the entire
Straddle Period multiplied by a fraction, the numerator
of which is the number of calendar days in the
Pre-Closing Straddle Period and the denominator of which
is the number of calendar days in the entire Straddle
Period.
Pre-Closing Tax Liabilities	Any liability or obligation (whether known or unknown,
whether asserted or unasserted, whether absolute or
contingent, whether accrued or unaccrued, whether
liquidated or unliquidated, and whether due or to become
due and regardless of when asserted) for Taxes, with
respect to any Pre-Closing Tax Periods and any
Pre-Closing Straddle Periods.
Pre-Closing Tax Periods	All taxable periods ending on or before the Closing Date.
Prepaid Items	Prepaid and similar items, including prepaid expenses,
deferred charges, advance payments, and other prepaid
items, in each case, arising primarily out of Ferro’s or
Ferro Suzhou’s conduct of the Fine Chemicals Business.
Prescribed Rate	The rate of interest publicly announced by National City Bank, Cleveland, Ohio (or any successor entity, if applicable),from time to time as its prime or base rate for U.S. Dollar loans.
Products	Those products specifically listed on Appendix A-1 hereto.
Purchase Contracts	Orders, contracts, and commitments for the purchase of
goods and/or services, such items relating to the
purchase of capital, tooling, products, supplies, and
software arising primarily out of Ferro’s of Ferro
Suzhou’s conduct of the Fine Chemicals Business or
exclusively related to Ferro Belgium’s conduct of the
Fine Chemicals Business.
Real Property	The following real properties, including all owned land, buildings, improvements, fixtures, and appurtenances thereto:
(1) Land and buildings located at Ferro’s manufacturing and office facility at 111 West Irene, Zachary, Louisiana 70791; and
(2) Buildings and land-use rights (and not land) located at Ferro Suzhou’s manufacturing and office facility at No. 15 Suhong East Road, Suzhou Industrial Park, Suzhou City, Jiangsu Province, P.R.C.
Sales Contracts	Orders, contracts, commitments, and proposals for the
sale of Products, including such items relating to
repair, restoration, maintenance, preservation, and
similar operations arising primarily out of Ferro’s and
Ferro Suzhou’s conduct of the Fine Chemicals Business or
exclusively related to Ferro Belgium’s conduct of the
Fine Chemicals Business.
Split-Off Transaction	The transaction to divide the assets and liabilities of
the Fine Chemicals Business from the assets and
liabilities of Ferro’s businesses in the P.R.C. which
are not related to the Fine Chemicals Business, which
Split-Off Transaction will be deemed effective upon the
issuance of the new Business License of Ferro Suzhou by
SIP AIC reflecting the Split-off Transaction.
Straddle Period	Any taxable period that begins before but ends after the Closing Date.
Suzhou Location	No. 15 Suhong East Road, Suzhou Industrial Park, Suzhou City, Jiangsu Province, P.R.C.
Tax and Taxes	With respect to any person –
(1) All federal, state, local, county, foreign and other
taxes, assessments or other government charges,
including, without limitation, any income, alternative
or add-on minimum tax, estimated gross income, gross
receipts, sales, use, ad valorem, value added, transfer,
capital stock franchise, profits, license, registration,
recording, documentary, intangibles, conveyancing,
gains, withholding, payroll, employment, social security
(or similar), unemployment, disability, excise,
severance, stamp, occupation, premium, property (real
and personal), environmental or windfall profit tax,
custom duty or other tax, governmental fee or other like
assessment, charge, or tax of any kind whatsoever,
together with any interest, penalty, addition to tax or
additional amount imposed by any Governmental Authority
responsible for the imposition of any such tax (domestic
or foreign) whether such Tax is disputed or not;
(2) Liability for the payment of any amounts of the type
described in clause (1) above relating to any other
Person as a result of being party to any agreement to
indemnify such other person, being a successor or
transferee of such other person, or being a member of
the same affiliated, consolidated, combined, unitary or
other group with such other Person; or
(3) Liability for the payment of any amounts of the type
described in clause (1) arising as a result of being (or
ceasing to be) a member of any affiliated group as
defined in §1504 of the Code, or any analogous combined,
consolidated or unitary group defined under state, local
or foreign income Tax law (or being included (or
required to be included) in any Tax Return relating
thereto)
Tax Claim	Any audit, examination or other administrative or court
proceeding, suit, dispute or other claim with respect to
any entity that comprises the Fine Chemicals Business
and attributable to a Pre-Closing Tax Period.
Tax Return	Any report, return, declaration, claim for refund or
other information or statement supplied or required to
be supplied by Ferro or Ferro Suzhou relating to Taxes
of the Fine Chemicals Business, including any schedules
or attachments thereto and any amendments thereof.
Tangible Personal Property	Tangible personal property (whether owned, leased, or
otherwise), including all machinery, equipment, tooling,
dies, molds, jigs, patterns, gauges, materials handling
equipment, furniture, office equipment, cars, trucks,
and other vehicles held or used by Ferro or Ferro Suzhou
primarily in its conduct of the Fine Chemicals Business.
Third-Party Claims	Causes of action, rights of action, and warranty and
product liability claims of Ferro or Ferro Suzhou
against other persons arising primarily out of Ferro’s
or Ferro Suzhou’s conduct of the Fine Chemicals
Business.
Trade Accounts Payable	Third-party notes, accounts, and other items payable
arising primarily out of Ferro’s or Ferro Suzhou’s
conduct of the Fine Chemicals Business, including at the
Baton Rouge Location and the Walton Hills Location, or
by Ferro Belgium and Ferro Japan exclusively in the
conduct of the Fine Chemicals Business, including all
such amounts owing under Contracts, Leases, and
Licenses.
Trade Accounts Receivable	Third-party notes and accounts receivable of customers
arising primarily out of Ferro’s or Ferro Suzhou’s
conduct of the Fine Chemicals Business, including at the
Walton Hills Location and the Baton Rouge Location, or
by Ferro Belgium and Ferro Japan exclusively in the
conduct of the Fine Chemicals Business, in selling
Products to such customers.
Transfer Taxes	All sales, use, gross receipts, transfer, withholding,
intangible, recordation, registration, documentary stamp
or similar Taxes or charges of any nature whatsoever
(including any penalties and interest), applicable to,
or resulting from, the purchase and sale of the Acquired
Assets contemplated by this Agreement.
U.S. Transition Services Agreement	An agreement to be dated as of the Closing Date between
Ferro and Novolyte relating to the parties’ respective
rights and obligations after the Closing with respect to
transition services to be provided by Ferro for the
benefit of Novolyte, the material terms of which are set
forth on Appendix W.
Walton Hills Tolling Agreement	An agreement to be dated as of the Closing Date between
Ferro and Novolyte relating to the parties’ respective
rights and obligations after the Closing with respect to
tolling and transition services to be provided by Ferro
for the benefit of Novolyte, such agreement to be in the
form of Appendix U.
Working Capital	The sum of –
(1) Trade Accounts Receivable plus
(2) Inventories minus
(3) Trade Accounts Payable,
for the Adjustment Operations and all as reflected on the books of Ferro and its Affiliates in accordance with the Accounting Principles, on a basis consistently applied, as of a given date.

Suzhou Equity Transfer Agreement

This Suzhou Equity Transfer Agreement (this “Transfer Agreement”) is dated as of [Month NN,] 200_, and is by and between:

Novolyte Technologies Limited (“Novolyte HK”), a limited company incorporated under the laws of the Special Administrative Region of Hong Kong, P.R.C. (“Hong Kong”),

Novolyte Technologies LP, a Delaware limited partnership (“Parent” and together with Novolyte HK, the “Buyer Parties”),

- and -

Ferro Corporation (“Ferro”), an Ohio corporation.

Recitals

A.	Ferro owns 100% of the equity interests (the “Suzhou Equity Interest”) of Ferro (Suzhou) Energy Storage Materials Co. Ltd. (“Ferro Suzhou”), a wholly-foreign owned enterprise established under the applicable laws and regulations of the People’s Republic of China (the “P.R.C.”), having its legal address at No. 15 Suhong East Road, Suzhou Industrial Park, Suzhou City, Jiangsu Province, P.R.C.

B.	Novolyte HK is a wholly-owned limited company of Parent.

C.	Ferro Suzhou is engaged in the business of making electrolytes and related products and providing services related to such products as specified in Ferro Suzhou’s business license (the “Fine Chemicals Business”).

D.	Novolyte HK desires to purchase from Ferro, and Ferro desires to sell to Novolyte HK, the Suzhou Equity Interest pursuant to the terms and conditions of this Transfer Agreement.

Agreement

In consideration of the premises and the mutual covenants and agreements contained in this Transfer Agreement, Ferro and Novolyte HK agree as follows:

Article 1 -

Defined Terms; The Equity Transfer

1.1	Certain Defined Terms. Appendix A sets forth the definitions of certain terms used in this Transfer Agreement. Those terms shall have the meanings set forth on Appendix A where used in this Transfer Agreement and identified with initial capital letters.

1.2

Transaction. On and subject to the terms and conditions of this Transfer Agreement, at the Suzhou Equity Closing, Ferro shall sell, transfer, assign and deliver to Novolyte HK, and Novolyte HK shall purchase, acquire and accept from Ferro, all of Ferro’s right, title and interest in the Suzhou Equity Interest, free from all Encumbrances (the “Suzhou Equity Transfer”).

Article 2 -

Purchase Price

2.1	Purchase Price. The aggregate purchase price for the Suzhou Equity Interest (the “Purchase Price”) is Ten Million United States Dollars ($10,000,000) (US) (the “Cash Amount”). The parties acknowledge and agree that simultaneous with the execution of this Transfer Agreement, the Cash Amount has been transferred by either of the Buyer Parties to U.S. Bank, National Association (the “Escrow Agent”) to be held by the Escrow Agent until the disbursement thereof pursuant to the terms of an escrow agreement entered into by and among Parent, the Escrow Agent and Ferro of even date herewith (the “Escrow Agreement”).

2.2	Estimated Taxes. At the Suzhou Equity Closing, Ferro or its designee shall pay an amount equivalent to any tax, registration fees, stamp duties, or other transfer fees, taxes or imports applicable to the Suzhou Equity Transfer pursuant to applicable P.R.C. laws and regulations (before final determination, the “Estimated Taxes” and after confirmation by the applicable Governmental Entity, the “Actual Taxes”) determined by Ferro and Parent to be payable as a result of the Suzhou Equity Transfer, including any taxes due pursuant to Article [3] of the P.R.C. Enterprise Income Tax Law (effective as of January 1, 2008) and Article [6] of the Detailed Implementation Rules thereunder (the “Estimated EI Tax”). Ferro shall make such payment(s), including the Estimated EI Tax, to the relevant Governmental Entities and shall provide Parent with a tax completion certificate and any other relevant documentation, such as original receipts, within thirty (30) days after the date of such payment(s). If any relevant Governmental Entity determines that the Estimated Taxes are greater than the Actual Taxes, Ferro shall be entitled to a refund of the same. If any relevant Governmental Entity determines that the Estimated Taxes are less than the Actual Taxes, Ferro shall promptly cause the difference, together with any applicable interest and penalties, to be paid to the relevant Governmental Entity.

2.3	Payments at Suzhou Equity Closing. At the Suzhou Equity Closing, the Escrow Agent shall be authorized the Buyer Parties to pay Ferro the Cash Amount in immediately available funds pursuant to the written instructions of Ferro provided to the Escrow Agent at least five (5) days before the Suzhou Equity Closing.

Article 3 -

Signing Deliveries

3.1	Generally. Simultaneously with the execution and delivery of this Transfer Agreement, the parties shall make the deliveries described in this Article III. Any agreement or document to be delivered pursuant to this Transfer Agreement which is not attached to this Transfer Agreement, must be in form and substance reasonably satisfactory to the party to which it is being delivered, it being agreed that all documents, certificates, licenses, permits, and approvals related to the Split-Off Transaction, incorporation and establishment of Ferro Suzhou that have been filed or registered with or issued by the Approval Authority and the Registration Authority and been made available by Ferro to Novolyte HK are satisfactory to Novolyte HK and Parent.

3.2	Ferro’s Deliveries. Ferro hereby delivers to Novolyte HK:

(A)	A certified copy of the resolutions of Ferro’s Board of Directors approving, Ferro’s execution, delivery and performance of this Transfer Agreement and the other documentation referenced herein, the terms of which shall be substantially in the form of Schedule 1 attached hereto;

(B)	The application letter (the “Application Letter”) to be submitted to the Approval Authority, completed and duly signed by an authorized representative of Ferro and/or an authorized representative of Novolyte HK, as required by the Approval Authority, the terms of which shall be substantially in the form of Schedule 2 attached hereto;

(C)	A copy of the Articles of Association of Ferro Suzhou, which is attached hereto as Schedule 3;

(D)	A copy of the current Certificate of Approval and the current Business License of Ferro Suzhou, which is attached hereto as Schedule 4;

(E)	A copy of the current standard employment contract of the employees of Ferro Suzhou (together with a form addendum thereto), which is attached hereto as Schedule 5; and

(F)	A notification letter of the removal, effective as of the Suzhou Equity Closing Date, of the directors, supervisor and legal representative of Ferro Suzhou, the terms of which shall be substantially in the form of Schedule 6 attached hereto.

3.3	Novolyte HK and Parent Deliveries. Novolyte HK and Parent hereby deliver to Ferro:

(A)	A certified copy of the resolutions of Parent and Novolyte HK’s [board of directors] approving, without limitation, Novolyte HK’s and Parent’s execution, delivery and performance of this Transfer Agreement and the other documentation referenced herein, the terms of which shall be substantially in the form of Schedule 7 attached hereto;

(B)	An executed copy of the Amendment to the Articles of Association of Ferro Suzhou, which among other things, shall change the name of Ferro Suzhou as well as the legal representative thereof (the “Amended Articles”), which Amended Articles shall be effective as of the Suzhou Equity Closing Date, the terms of which shall be substantially in the form of Schedule 8 attached hereto;

(C)	A letter of appointment of the new directors, supervisor and legal representative of Ferro Suzhou, effective as of the Suzhou Equity Closing Date, together with appropriate identification documents, photographs and resumes of the new directors and legal representative of Ferro Suzhou;

(D)	A certified and legalized copy of Novolyte HK’s Memorandum of Articles and Articles of Association to show its good standing substantially in the form required by the Approval Authority;

(E)	A bank reference letter to show Novolyte HK as a new investor financial standing substantially in the form required by the Approval Authority.

(F)	A letter of authorization dated the date hereof issued by Novolyte HK to authorize Ferro and Ferro Suzhou to date and submit any of the above documents and other undated documents signed by Novolyte HK and Ferro Suzhou and take all related actions on their behalf in connection with the Suzhou Equity Transfer and the subsequent application for the New Business License; and

(G)	All such other documentation required to be prepared or delivered by Novolyte HK in connection with the approval of the Suzhou Equity Transfer and this Transfer Agreement with the Approval Authority and the subsequent application for the New Business License.

Article 4 -

Covenants

4.1	Filings and Consents. Each of Ferro and Novolyte HK shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Transfer Agreement as promptly as practicable. Subject to the foregoing, as soon as practicable after Ferro Suzhou has received the Ancillary Certificates from the relevant governmental authorities following the Split-Off Transaction (the exact timing to be determined by Ferro Suzhou), Ferro shall submit the Application Letter and this Transfer Agreement, together with all other applicable documentation, including the Amended Articles and all other documents attached hereto, to the Chinese approval authority that originally granted its approval for the establishment of Ferro Suzhou (the “Approval Authority”) for its examination and approval of the Suzhou Equity Transfer. Promptly after approval of the Suzhou Equity Transfer by the Approval Authority and receiving a notice from Ferro, Novolyte HK shall cause Ferro Suzhou to apply to the Registration Authority for a new business license for Ferro Suzhou, which new business license shall have the same business scope as the current business license of Ferro Suzhou (the “New Business License”), and hereby also authorizes Ferro to date and make such application and take all related actions on its and Ferro Suzhou’s behalf in connection therewith.

4.2	Further Assurances. Each of Ferro and Novolyte HK agree that each will execute and deliver any and all documents in addition to those expressly provided for herein and will take all actions (and cause their affiliated entities, personnel and Ferro Suzhou to do the same) that may be necessary or appropriate to effect the provisions of this Transfer Agreement and each of the other agreements and instruments delivered by them in connection herewith and therewith, including the Chinese version of this Transfer Agreement and any such other agreements and instruments as may be required by the Approval Authority.

Article 5 -

Closing of Equity Transfer

5.1	Closing. The closing of the transactions contemplated by this Transfer Agreement (the “Suzhou Equity Closing”) shall be held after the conditions set forth in Sections 5.2, 5.3 and 5.4 are satisfied or waived by the appropriate party or such later date mutually agreed upon in writing by the parties. The date on which the Suzhou Equity Closing takes place and the Suzhou Equity Transfer is effective is referred to in this Transfer Agreement as the “Suzhou Equity Closing Date.” The conditions and deliveries described in Sections 5.2, 5.3 and 5.4 hereof shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provisions of this Transfer Agreement, no such condition or delivery shall become effective or shall be deemed to have occurred until all of the other conditions and deliveries provided for in Section 5.2, Section 5.3 and Section 5.4 shall also have occurred or have been waived by the appropriate party.

5.2	Mutual Conditions. The respective obligations of Novolyte HK and Parent on the one hand, and Ferro on the other hand, to consummate the transactions contemplated by this Transfer Agreement shall be subject to the fulfillment, at or before the Suzhou Equity Closing, of each of the following conditions, any of which may, to the extent permitted by applicable law, be waived in writing by either Novolyte HK or Parent on the one hand, or Ferro on the other hand, in its sole discretion (provided that such waiver shall only be effective against such party):

(A)	No Governmental Entity shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order that is in effect and that prohibits, enjoins or otherwise restrains the Suzhou Equity Transfer and no such action shall be threatened or pending.

(B)	There shall not have been issued and in effect, or threatened or pending, any injunction, action, suit or similar legal order or other proceeding seeking or threatening to prohibiting or restraining or any action by any Governmental Entity seeking to enjoin the consummation of any of the transactions contemplated in this Transfer Agreement.

(C)	The Approval Authority shall have approved the Suzhou Equity Transfer pursuant to the terms of this Transfer Agreement and shall have issued to Ferro a certificate evidencing approval of the Suzhou Equity Transfer.

(D)	The New Business License shall have been issued to Ferro Suzhou.

5.3	Conditions to Ferro’s Obligations. The obligation of Ferro to consummate the transactions contemplated by this Transfer Agreement shall be subject to the fulfillment, at or before the Suzhou Equity Closing, of each of the following conditions, any of which may be waived in writing by Ferro, in its sole discretion:

(A)	All of the representations and warranties of Novolyte HK contained herein are true, accurate, and complete in all material respects as of the date hereof and are true, accurate, and complete in all material respects as of the Suzhou Equity Closing (as if such representations and warranties had been made anew as of the Suzhou Equity Closing except with respect to the effect of transactions contemplated or permitted hereby).

(B)	Ferro shall have received a certificate (dated the Suzhou Equity Closing Date) from authorized directors and/or officers of Novolyte HK certifying that the condition set forth in Section 5.3(A) has been satisfied as of the Closing Date.

5.4	Conditions to Novolyte HK’s and Parent’s Obligations. The obligation of Novolyte HK and Parent to consummate the transactions contemplated by this Transfer Agreement shall be subject to the fulfillment, at or before the Suzhou Equity Closing, of each of the following conditions, any of which may be waived in writing by Novolyte HK and Parent, in their sole discretion:

(A)	Ferro Suzhou shall have obtained all other permits, licenses, approvals and qualifications issued by any Governmental Entity necessary for Ferro Suzhou to operate as a stand alone entity immediately following the Suzhou Equity Closing, except where the failure to obtain any such permits, licenses, approvals and qualifications would not reasonably be expected to have a material adverse affect on the business of Ferro Suzhou, and expressly excluding from such determination, a safety production license, tax and customs registrations required after the Suzhou Equity Closing and items related thereto.

(B)	Ferro shall have procured the resignation, effective as of the Suzhou Equity Closing Date, of all of the directors, supervisor and the legal representative of Ferro Suzhou appointed by Ferro, and shall have delivered to Novolyte HK and Parent original copies of the same, together with a general release from liability of Ferro Suzhou by such directors and the legal representative, a form of which is attached hereto as Schedule 9

(C)	Novolyte HK shall have received a certificate (dated the Suzhou Equity Closing Date) from authorized directors and/or officers of Ferro certifying that the conditions set forth in Sections 5.4(A) and (B) have been satisfied as of the Closing Date.

Article 6 -

Representations and Warranties

6.1 Ferro’s Representations and Warranties. Ferro represents and warrants to Novolyte HK and Parent as follows:

(A)	Organization and Existence. Ferro is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and Ferro Suzhou is a wholly-owned foreign enterprise organized and existing under the laws of the P.R.C.

(B)	Capitalization of Ferro Suzhou. Ferro Suzhou has a total investment of $8,032,000 (U.S.) and registered capital of $4,016,000 (U.S.) (to be updated as may be applicable at the Suzhou Equity Closing), all of which is owned by Ferro. The Suzhou Equity Interest has been duly issued, fully paid, and is nonassessable. Neither Ferro nor Ferro Suzhou has issued or granted to any person any option, warrant, conversion right, or other right, interest or benefit of any kind to acquire any other equity capital of Ferro Suzhou.

(C)	Ownership of the Suzhou Equity Interest. Ferro owns all of the issued and outstanding equity interests of Ferro Suzhou free of Encumbrances.

(D)	Power and Authority. Ferro has full power and authority under its constitutive documents and the laws of the State of Ohio to execute, deliver, and perform this Transfer Agreement.

(E)	Authorization. The execution, delivery, and performance of this Transfer Agreement by Ferro has been duly authorized by all requisite corporate action on the part of Ferro.

(F)	Binding Effect. This Transfer Agreement is a valid, binding, and legal obligation of Ferro.

(G)	No Default. Neither the execution and delivery of this Transfer Agreement nor Ferro’s full performance of its obligations under this Transfer Agreement will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of Ferro’s constitutive documents or of any material contract, commitment, or other obligation to which Ferro is a party.

(H)	Finders. With the sole exception of KeyBanc Capital Markets, Ferro has not engaged and are not directly or indirectly obligated to any person acting as a broker, finder, or similar capacity in connection with the transactions contemplated by this Transfer Agreement.

6.2	Novolyte HK’s and Parent’s Representations and Warranties. Novolyte HK and Parent represent and warrant to Ferro as follows:

(A)	Organization and Existence. Novolyte HK is a limited company duly organized, validly existing and in good standing under the laws of Hong Kong. Parent is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(B)	Power and Authority. Each of Parent and Novolyte HK has full corporate and company power and authority, as the case may be, under its respective constitutive documents and under the laws of Delaware and Hong Kong, respectively, to execute, deliver, and perform this Transfer Agreement

(C)	Authorization. The execution, delivery, and performance of this Transfer Agreement has been duly authorized by all requisite limited company and corporate actions, as the case may be, on the part of Novolyte HK and Parent.

(D)	Binding Effect. This Transfer Agreement is a valid, binding, and legal obligation of each of Novolyte HK and Parent.

(E)	No Default. Neither the execution and delivery of this Transfer Agreement nor Novolyte HK’s and Parent’s full performance of its obligations under this Transfer Agreement will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of Novolyte HK’s or Parent’s constitutive documents or of any material contract, commitment, or other obligation to which Novolyte HK or Parent is a party.

(F)	Finders. Neither Novolyte HK nor Parent has engaged and is not directly or indirectly obligated to any person acting as a broker, finder, or similar capacity in connection with the transactions contemplated by this Transfer Agreement.

Article 7 -

Termination

7.1	Termination. The parties may terminate this Transfer Agreement at any time before the Suzhou Equity Closing, but only by written instrument signed by both parties. This Transfer Agreement will terminate automatically, and without further action by either party (a) if the Suzhou Equity Closing has not occurred by June 30, 2009 date, provided however, that if the Approval Authority has already approved the transfer but Novolyte HK has not yet received the New Business License, this Transfer Agreement may not be terminated notwithstanding that the Suzhou Equity Closing has not occurred by such date, or (b) if either party has terminated the Escrow Agreement dated of even date herewith between the parties pursuant to its terms. Neither party shall have any liability to the other upon termination hereof or have any continuing obligations to the other, except for any that are expressly stated to survive termination.

Article 8 -

Miscellaneous

8.1	Cooperation. Novolyte HK and Ferro will cooperate with each other, at the other party’s request and expense, in furnishing information, testimony, and other assistance in connection with any actions, proceedings, arrangements, and disputes with other persons or governmental inquiries or investigations involving Ferro’s conduct of the Fine Chemicals Business or the transactions contemplated by this Transfer Agreement.

8.2	Severability. If any provision of this Transfer Agreement shall finally be determined to be unlawful, then such provision will be deemed to be severed from this Transfer Agreement and replaced by a lawful provision which carries out, as closely as possible, the intention of the parties and preserves the economic bargain contemplated by this Transfer Agreement and, in such case, each and every other provision of this Transfer Agreement will remain in full force and effect.

8.3	Costs and Expenses. The parties will be responsible for the following costs and expenses arising out of the transactions contemplated by this Transfer Agreement as follows:

(A)	Ferro will be solely responsible for the fees and expenses of KeyBanc Capital Markets whether or not the transactions are consummated; and

(B)	If the transactions are consummated, Ferro will be solely responsible for all Actual Taxes as described in Article II hereof.

Otherwise, each party will bear its own expenses incurred in connection with this Transfer Agreement and the transactions contemplated by this Transfer Agreement, whether or not the transactions are consummated.

8.4	Notices. All notices, requests and other communications under this Transfer Agreement shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or communicated by electronic transmission, or, if mailed, three days after mailing with an international overnight courier:

If to Novolyte HK or Parent, to:
Novolyte Technologies Limited/Novolyte Technologies LP
c/o Arsenal Capital Management LP 320 Park Avenue, 30th Floor New York, NY 10022 Attention: John Televantos Telefax:	1.212.771.1718
With a copy (which shall not constitute notice to Parent or Novolyte HK) to:
Proskauer Rose LLP
1585 Broadway New York, NY 10036 Attention: Daniel J. Eisner Telefax:	1.212.969.2900
If to Ferro, to:	Ferro Corporation
1000 Lakeside Avenue Cleveland, Ohio 44114 USA Attention:	General Counsel
Telefax:	1.216.875.7275

Either party may change its notice address above to a different address by giving the other party written notice of such change.

8.5	Assignment. This Transfer Agreement will be binding upon and inure to the benefit of the successors of the parties, but will not be assignable by any party without the prior written consent of the other parties. Novolyte HK will have the right, however, if it so elects, to assign all or an identified portion of its rights and delegate all or an identified portion of its duties under this Transfer Agreement to an Affiliate of Novolyte HK or of Parent, if, at the time of such assignment and delegation, (i) Novolyte HK provides Ferro with an unconditional guarantee mutually agreed upon by Novolyte HK and Ferro, and (ii) this Transfer Agreement has not been submitted to the Approval Authority and such assignment will not affect or require a change of any term or content or effect of the documents already signed or delivered in connection with the completion of the Suzhou Equity Transfer or the issuance of the New Business License. Ferro hereby agrees that Novolyte HK may unilaterally grant a security interest in its rights and interests hereunder to its or its Affiliates’ lender(s), and Ferro will sign a consent with respect thereto if so requested by Novolyte HK or its Affiliates’ lender(s).

8.6	No Third Parties. Neither this Transfer Agreement nor any provisions set forth in this Transfer Agreement is intended to, or shall, create any rights in or confer any benefits upon any person other than the parties to this Transfer Agreement.

8.7	Incorporation by Reference. The Appendices and Schedules to this Transfer Agreement constitute integral parts of this Transfer Agreement and are hereby incorporated into this Transfer Agreement by this reference.

8.8	Governing Law. This Transfer Agreement will be governed by and construed in accordance with the internal substantive laws of the P.R.C.

8.9	Language. This Transfer Agreement is written in both English and Chinese. The English and Chinese versions of this Transfer Agreement shall have equal force and effect.

8.10	Counterparts. At least six counterparts of this Transfer Agreement shall be executed by the parties hereto in both English and Chinese, and each fully executed counterpart shall be deemed an original without production of the others. Each party shall hold one counterpart of each language version, and Ferro Suzhou shall hold four counterparts for submission to the Approval Authority for approval of the contemplated Suzhou Equity Transfer.

8.11	Dispute Resolution/Arbitration. If the parties ever have a dispute involving their respective rights and obligations under this Transfer Agreement, then the parties will resolve such dispute as follows:

(A)	Dispute Notice. Either Novolyte HK or Ferro may at any time deliver to the other a written dispute notice setting forth a brief description of the issues for which such notice initiates the dispute resolution mechanism set forth in this Section 8.11. Such dispute notice shall also specify the provision or provisions of this Transfer Agreement and the facts or circumstances that are the subject matter of the dispute.

(B)	Informal Negotiations. During the 30-day period following delivery of a dispute notice described in Section 8.11, the parties will cause their representatives to meet and seek to resolve the disputed items cordially through informal negotiations

(C)	Dispute Resolution Proceedings. If representatives of the parties are unable to resolve disputed items through the informal negotiations described in this Section 8.11, then within 15 days after the informal negotiation period the parties will refer the disputed issues to a dispute resolution panel for final resolution as follows:

(1) Designation of Representatives. Within seven (7) days after such informal negotiation period, Novolyte HK and Ferro will each designate one representative to serve on the dispute resolution panel. (If either party fails or refuses to designate a representative, then the other party will be entitled to have a representative appointed for such party by the CPR Institute.)

(2) Selection of Neutral. Promptly after they have been designated, the designated representatives will meet and select a neutral person (the “Neutral”) to serve as the third member of the dispute resolution panel. If the designated representatives of parties cannot agree on a Neutral, then either representative may request the CPR Institute to select the Neutral.

(3) Procedures and Process. At the time the matter is referred to the dispute resolution panel, Novolyte HK and Ferro will jointly establish the procedures to be followed with respect to the presentation of the parties’ respective positions and the process by which the dispute resolution panel will reach and render its decision on the disputed issues. Such procedures and processes will, at a minimum, assure that –

(a) Each party will have the right to submit evidence to the dispute resolution panel;

(b) Each party will have the right to present a written statement concerning that party’s position with respect to the disputed item; and

(c) Before reaching a decision concerning the disputed item, the dispute resolution panel will convene a hearing at which both parties may be represented.

If Novolyte HK and Ferro cannot agree on such procedures and processes, then the Neutral will establish such procedures and process which will, in all events, be consistent with the foregoing.

(4) Decision. The dispute resolution panel will act by majority vote. The dispute resolution panel will base its decision on applicable provisions of this Transfer Agreement or, if the provisions of this Transfer Agreement do not resolve the matter, on general principles of substantive P.R.C. law. (The dispute resolution panel may, if it so desires, seek the opinion of an attorney licensed to practice law in the P.R.C. on any matter of substantive P.R.C. law on which the panel desires clarification.) If the dispute resolution panel concludes that one party did not proceed in good faith in connection with the prosecution or defense of a disputed claim, then the panel will have the power, if it so chooses, to award the other party its costs and expenses in connection with the dispute resolution proceedings; otherwise, each party will be solely responsible for its own costs and one-half of the dispute resolution panel’s fees and costs in connection with such proceedings.

(D)	Equitable Relief. Notwithstanding any other provision of this Section 8.11, either party may seek from a court of competent jurisdiction interim injunctive relief in order to maintain the status quo or protect such party’s rights under this Transfer Agreement pending resolution of a dispute pursuant to this Section 8.11.

(E)	Binding Effect. The decisions of the dispute resolution panel under this Section 8.11 will be binding on both Ferro and Novolyte HK and Parent and will be neither appealable, contestable, or subject to collateral attack by Ferro or Novolyte HK or Parent.

To evidence their agreement as stated above, Novolyte Technologies Limited, Novolyte Technologies LP and Ferro Corporation have each caused their respective duly authorized directors, officers, or attorneys to execute this Transfer Agreement as of [Month NN], 200     .

By: Novolyte Technologies Limited	By: Ferro Corporation

By:	By:

[Name of Signatory] [Title of Signatory] [Nationality of Signatory]	[Name of Signatory] [Title of Signatory] [Nationality of Signatory]

By: Novolyte Technologies LP By:

[Name of Signatory] [Title of Signatory] [Nationality of Signatory]

Appendix A

The following terms identified with initial capital letters are defined in the following Sections of the Transfer Agreement:

Term	Cross Reference
Actual Taxes	Section 2.1
Amended Articles	Section 3.3(B)
Application Letter	Section 3.2(B)
Approval Authority	Section 4.1
Cash Amount	Section 2.1
Estimated EI Taxes	Section 2.2
Estimated Taxes	Section 2.1
Novolyte HK	Preamble
Escrow Agent	Section 2.1
Escrow Agreement	Section 2.1
Ferro	Preamble
Ferro Suzhou	Recital A
Fine Chemicals Business	Recital B
Neutral	Section 8.11
New Business License	Section 4.1
Parent	Preamble
P.R.C.	Recital A
Purchase Price	Section 2.1
SAIC	Section 4.1
Suzhou Equity Closing	Section 5.1
Suzhou Equity Closing Date	Section 5.1
Suzhou Equity Interest	Recital A
Suzhou Equity Transfer	Section 1.2
Suzhou Equity Transfer Application	Section 3.2(B)
Transfer Agreement	Preamble

In addition, the following terms have the meanings set forth below where used in the Transfer Agreement and identified with initial capital letters:

Affiliate	With respect to a party, any other entity controlling, controlled by, or under common control with such party.
Ancillary Certificates	The organizational code certificate, tax
registration certificate, foreign exchange
registration certificate, customs registration
certificate and other establishment related
certificates that Ferro Suzhou needs to obtain
under P.R.C. laws and regulations after getting
its new Business Licence duly reflecting the
Split-off Transaction.
CPR Institute	CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, New York.

Default	An occurrence which constitutes a breach or default under a contract, order, or other commitment, after the expiration of any grace period provided without cure.

Encumbrance	Any encumbrance or lien, including, without limitation, any mortgage, judgment lien, materialman’s lien, mechanic’s lien, security interest, encroachment, easement, or other restriction.

Governmental Entit(y) (ies)	Any court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body.

Owns or Ownership	Such ownership as confers upon the party or person having it good and marketable title to and control over the thing or right owned, free and clear of any and all Encumbrances.

Split-Off Transaction	The transaction to divide the assets and
liabilities of the Fine Chemicals Business from
the assets and liabilities of Ferro’s businesses
in the P.R.C. which are not related to the Fine
Chemicals Business, which Split-Off Transaction
shall be deemed effective upon the issuance of
the New Business Licence of Ferro Suzhou by SIP
AIC.